SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the registrant [X]
    Filed by a party other than the registrant [ ]
    Check the appropriate box:
[ ] Preliminary proxy statement                      [ ] Confidential, For Use
[X] Definitive proxy statement                           of the Commission Only
[ ] Definitive additional materials                      (as permitted by
[ ] Soliciting material pursuant to Rule 14a-11(c)        Rule-14a-6(e)(2))
    or Rule 14a-12

                                RICA FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
      [ ] No fee required.

      [X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:
               Common Stock, par value $.001 per share

--------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:
               16,063,546

--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
               $1.8125

--------------------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:
               $29,115,177

--------------------------------------------------------------------------------
      (5) Total fee paid:
               $5,832

--------------------------------------------------------------------------------
      [X] Fee paid previously with preliminary materials.


--------------------------------------------------------------------------------
      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

--------------------------------------------------------------------------------
      (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
      (3) Filing party:

--------------------------------------------------------------------------------
      (4) Date Filed:

--------------------------------------------------------------------------------

                                RICA FOODS, INC.
                                 95 MERRICK WAY
                                    SUITE 507
                           CORAL GABLES, FLORIDA 33134

                         ------------------------------

                  NOTICE OF PROPOSED ACTION BY WRITTEN CONSENT

                         ------------------------------
TO THE STOCKHOLDERS
OF RICA FOODS, INC.:

         THIS LETTER IS NOTICE that the Board of Directors of Rica Foods, Inc., a Nevada corporation (the "Company"), is soliciting consents from the stockholders of the Company for the following purposes:

1. To consider and vote on the approval of a Stock Purchase Agreement that provides for the Company to acquire the remaining outstanding shares of common stock of Corporacion Pipasa, S.A. ("Pipasa"). The Company currently owns a majority interest in Pipasa. In the acquisition of Pipasa, the Company will issue 11,050,784 shares of its common stock to the minority stockholder of Pipasa, Inversiones La Ribera, S.A., a Costa Rican corporation owned by Calixto Chaves, the Company's President, Chief Executive Officer and Chairman, as well as a major stockholder of the Company. The agreement for the acquisition of Pipasa is more fully described in the accompanying Consent Solicitation Statement and is attached as Exhibit A thereto.

2. To consider and vote on the approval of a second Stock Purchase Agreement that provides for the Company to acquire the remaining outstanding shares of common stock of Corporacion As de Oros, S.A. ("As de Oros"). The Company currently owns a majority interest in As de Oros. In the acquisition of As de Oros, the Company will issue 5,012,762 shares of its common stock to the minority stockholder of Pipasa, Comercial Angui, S.A. ("Angui"), a Costa Rican corporation and major stockholder of the Company. The agreement for the acquisition of As de Oros is more fully described in the accompanying Consent Solicitation Statement and is attached as Exhibit B thereto.

         No meeting will be held with respect to the solicitation of consents from the stockholders of the Company. You are being asked to complete, sign and mail to the Company at its principal executive offices, 95 Merrick Way, Suite 507, Coral Gables, Florida 33134, the enclosed form of Action by Written Consent of the Stockholders. Only consents received prior to the close of business on the date (the "Action Date") which is the earlier to occur of (i) the date on which the Company receives approval and/or disapproval of both of the proposals by the holders of a majority of the issued and outstanding shares of common stock of the Company, or (ii) December 28, 1998 (unless extended by the Company pursuant to a notice mailed to the stockholders), will be counted towards the vote on the proposals.

         The Board of Directors has fixed the close of business on Friday, November 20, 1998 as the record date for determining which stockholders are entitled to receive notice of and to vote on these proposals. The stock transfer books of the Company will not be closed prior to the Action Date.

         In order to assure that your vote will be counted, please complete, date, sign and return the enclosed form of Action by Written Consent of the Stockholders promptly in the enclosed prepaid envelope. As of the Action Date, the proposals which are the subject of this solicitation will either be effective (if the Company has received the requisite number of executed consents) or the solicitation period will have expired without approval of the proposals. Your consent may be revoked at any time prior to the day before the Action Date by filing with the Secretary of the Company a written revocation. An instrument of revocation will be effective only upon its actual receipt by the Company or its authorized agent at the Company's executive offices prior to the Action Date.

         The Board of Directors of the Company (other that Mr. Chaves and Mr. Jorge Quesada, Pipasa's General Vice President, who abstained from the vote on the acquisition of Pipasa) has unanimously approved the acquisition of Pipasa and the acquisition of As de Oros, and recommends that you consent to the approval and adoption of both acquisition agreements.

                                    By Order of the Board of Directors

                                    Monica Chaves
                                    SECRETARY

Coral Gables, Florida
December 4, 1998

                           YOUR CONSENT IS IMPORTANT.
          PLEASE SIGN AND RETURN THE ENCLOSED WRITTEN CONSENT PROMPTLY.

                                RICA FOODS, INC.
                            95 MERRICK WAY, SUITE 507
                           CORAL GABLES, FLORIDA 33134

                          -----------------------------

                         CONSENT SOLICITATION STATEMENT

                          -----------------------------

         The Board of Directors of Rica Foods, Inc., a Nevada corporation (the "Company"), is furnishing this Consent Solicitation Statement to you in connection with the solicitation of written consents from the holders of shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"). Only the stockholders of record at the close of business on Friday, November 20, 1998 (the "Record Date") are entitled to notice of and to vote on the proposed actions. The approximate date that the Board of Directors is first mailing this Consent Solicitation Statement and the accompanying form of Action by Written Consent of Stockholders (the "Consent") to stockholders is December 4, 1998.

         You should review the information provided in this Consent Solicitation Statement in conjunction with the financial statements and notes thereto from the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, which have been enclosed with this Consent Solicitation Statement and incorporated by reference herein. The Company's principal executive offices are located at 95 Merrick Way, Suite 507, Coral Gables, Florida 33134, and its telephone number is (305) 476-1757.

         You are being asked to consider and vote on: (1) the approval of a Stock Purchase Agreement (the "Pipasa Agreement"), dated as of September 28, 1998, and amended on November 9, 1998, between the Company and Inversiones La Ribera, S.A. ("La Ribera"), a copy of which is attached to this Consent Solicitation Statement as Exhibit A, and (2) the approval of a Stock Purchase Agreement (the "As de Oros Agreement" and together with the Pipasa Agreement, the "Acquisition Agreements"), dated as of September 28, 1998, and amended on November 9, 1998, between the Company and Comercial Angui, S.A. ("Angui"), a copy of which is attached hereto as Exhibit B. The Pipasa Agreement provides for the acquisition (the "Pipasa Acquisition") of the remaining 1,840,000 shares of Corporacion Pipasa, S.A. ("Pipasa") that are currently owned by La Ribera for 11,050,784 shares of the Common Stock of the Company. The As de Oros Agreement provides for the acquisition (the "As de Oros Acquisition" and together with the Pipasa Acquisition, the "Acquisitions") of the remaining 654,300 shares of common stock of Corporacion As de Oros, S.A. ("As de Oros") that are currently owned by Angui, for 5,012,762 shares of the Common Stock of the Company. La Ribera is a Costa Rican corporation owned by Calixto Chaves, the Company's President, Chief Executive Officer and Chairman, as well as a major stockholder of the Company. Angui is a Costa Rican corporation owned by Antonio Echeverria, and a major stockholder of the Company.

         Pipasa is Costa Rica's largest poultry producer and marketer, comprising approximately a 50% share of that country's poultry market. Pipasa operates 33 farms and two processing plants throughout Costa Rica, and exports poultry products to El Salvador, Honduras, Nicaragua and Colombia. Currently, the Company owns 59.56% of Pipasa. As de Oros is Costa Rica's second largest poultry producer, comprising approximately a 20% share of that country's poultry market. In addition to the production and marketing of poultry and poultry by-products, As de Oros is one of the leaders in the Costa Rican animal feed market, and owns a chain of fried chicken restaurants in Costa Rica called Restaurantes As de Oros. Currently, the Company owns 56.4% of As de Oros.

         The consummation of each of the Pipasa Acquisition and the As de Oros Acquisition is subject to certain conditions, including approval by the holders of a majority of the outstanding Shares of Common Stock of the Company. As of the Record Date, there were 22,256,454 shares of Common Stock issued and outstanding, of which Mr. Chaves and Angui held 5,979,945 and 2,447,058 Shares, or 26.87% and 10.99%, respectively. Following the consummation of the Acquisitions, Mr. Chaves and Angui will own 17,030,729 and 7,459,820 Shares, or 44.44% and 19.46%, respectively, of the Common Stock of the Company. The Shares held by Mr. Chaves include Shares owned with his spouse, but exclude 837,971 Shares owned by his adult son and 400,000 Shares owned by his adult daughter. For a discussion of the interests of certain officers, directors and major stockholders of the Company and its subsidiaries in these two transactions, see "Special Factors -- Interests of Certain Persons in the Acquisitions."

          YOU ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION
             CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND TO
        CONSULT WITH YOUR PERSONAL FINANCIAL AND TAX ADVISORS AS NEEDED.

                              ---------------------

      THE DATE OF THIS CONSENT SOLICITATION STATEMENT IS DECEMBER 4, 1998.

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Summary..............................................................1

General Information..................................................6
     Voting; Required Vote...........................................6
     Consents........................................................6

Special Factors......................................................7
     Background of the Acquisitions..................................7
     Recommendation of the Board of Directors; Reasons for
       the Acquisitions..............................................8
     Fairness Opinion ...............................................9
     Interests of Certain Persons in the Acquisitions................9

The Acquisition Agreements..........................................10
     The Pipasa Agreement...........................................10
     The As de Oros Agreement.......................................12

Information Concerning Pipasa.......................................13

Financial Data for Pipasa...........................................13

Information Concerning As de Oros...................................13

Selected Financial Data for As de Oros..............................13

Information Concerning Mr. Chaves...................................14

Information Concerning Angui........................................14

Information Concerning The Company..................................14

Selected Consolidated Financial Data For The Company And Its
  Subsidiaries......................................................15

Management's Discussion and Analysis of Financial Condition
  and Results of Operations for the Company and Subsidiaries........16
     General........................................................16
     Results of Operations..........................................16
     Liquidity and Capital Resources................................25
     Cautionary Statements Relevant to Forward Looking
       Information for the Purpose of Safe Harbor Provisions
       of the Private Securities Litigation Reform Act of 1995......25

Business of the Company and Its Subsidiaries........................27

Market for the Company's Common Stock and Related Stockholder
  Matters...........................................................38
     Dividends......................................................38

Information as to Stock Ownership...................................39

Independent Public Accountants......................................40

Documents Incorporated by Reference.................................40

Financial Statements...............................................F-1

EXHIBIT A - Pipasa Agreement
EXHIBIT B - As de Oros Agreement
EXHIBIT C - Form of Consent

                                      (iii)

                                     SUMMARY

         This is a summary of information that is discussed more completely in other sections of this Consent Solicitation Statement. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire Consent Solicitation Statement and the Exhibits, including the documents incorporated by reference in this Consent Solicitation Statement, carefully before you decide how to vote.

Entity Soliciting Consents........     The Company - Rica Foods, Inc.

Entities to be Acquired...........     Corporacion Pipasa, S.A. ("Pipasa") is
                                       Costa Rica's largest poultry producer and marketer, comprising approximately a 50% share of that country's poultry market.
                                       Pipasa operates 33 farms and two
                                       processing plants throughout Costa Rica, and exports poultry products to El
                                       Salvador, Honduras, Nicaragua and
                                       Colombia. Pipasa is currently owned
                                       59.56% by the Company and 40.44% by
                                       Inversiones La Ribera, S.A. ("La
                                       Ribera"), a Costa Rican corporation which is owned by Calixto Chaves, the Company's
                                       President, Chief Executive Officer and
                                       Chairman, as well as a major stockholder of the Company.

                                       Corporacion As de Oros, S.A. ("As de
                                       Oros") is Costa Rica's second largest
                                       poultry producer, comprising
                                       approximately a 20% share of that
                                       country's poultry market. In addition to the production and marketing of poultry and poultry by-products, As de Oros is one of the leaders in the Costa Rican animal feed market, and owns a chain of fried chicken restaurants in Costa Rica called Restaurantes As de Oros. As de Oros is currently owned 56.38% by the Company and 43.62% by Comercial Angui, S.A. ("Angui"), a Costa Rican corporation owned by Antonio Echeverria, and a major stockholder of the Company.

Pipasa Agreement..................     The Company and La Ribera have entered
                                       into a Stock Purchase Agreement, dated as of September 28, 1998, and amended on November 9, 1998 (the "Pipasa
                                       Agreement"), pursuant to which the
                                       Company will acquire the remaining
                                       1,840,000 shares of the common stock of
                                       Pipasa that are currently owned by La
                                       Ribera for 11,050,784 shares of the
                                       Common Stock of the Company. If the
                                       stockholders of the Company approve the
                                       Pipasa Agreement and the acquisition is
                                       completed, Pipasa will be a wholly-owned subsidiary of the Company.

As de Oros Agreement..............     The Company and Angui, a major
                                       stockholder of the Company, have entered into a Stock Purchase Agreement, dated as of September 28, 1998, and amended on November 9, 1998 (the "As de Oros
                                       Agreement"), pursuant to which the
                                       Company will acquire the remaining
                                       654,300 shares of the common stock of As de Oros that are currently owned by Angui, for 5,012,762 shares of the Common
                                       Stock of the Company. If the stockholders approve the As de Oros Agreement and the acquisition is completed, As de Oros will be a wholly-owned subsidiary of the Company.

Action Date.......................     Only consents received prior to the close
                                       of business of the date (the "Action
                                       Date") which is the earlier to occur of
                                       (i) the date on which the Company
                                       receives approval and/or disapproval of
                                       both of the proposals by the holders of a majority of the issued and outstanding
                                       Shares of Common Stock of the Company, or
                                       (ii) December 28, 1998 (unless extended
                                       by the Company pursuant to a notice
                                       mailed to the stockholders), will be
                                       counted towards the vote on the
                                       proposals.

Record Date.......................     Only stockholders of record at the close
                                       of business on Friday, November 20, 1998 are entitled to notice of and to vote on the proposed actions. On that date there were 22,256,454 Shares of the Company's
                                       Common Stockoutstanding.

Purposes of the Consent
  Solicitation....................     (1) To consider and vote upon the
                                       approval and adoption of the Pipasa
                                       Agreement (attached as Exhibit A), and
                                       (2) to consider and vote upon the
                                       approval and adoption of the As de Oros
                                       Agreement (attached as Exhibit B).

Consents Required.................     The approval of the Pipasa Agreement and
                                       the As de Oros Agreement, respectively,
                                       requires the consent of the holders of a majority of the issued and outstanding
                                       Shares of the Company's Common Stock.
                                       Each Share is entitled to one vote. As of the Record Date, Mr. Chaves and Angui held 26.87% and 10.99%, respectively, of the outstanding Common Stock. Both Mr.
                                       Chaves and Angui have indicated that they intend to vote to approve both
                                       Acquisition Agreements. All Consents
                                       properly executed, unless previously
                                       revoked prior to the Action Date, will be counted in accordance with the instructions on such Consents. Unless contrary instructions are indicated, Consents will be voted FOR the approval and adoption of the Pipasa Agreement and FOR the approval and adoption of the As de Oros Agreement.
                                       See "General Information - Voting;
                                       Required Vote" and "- Consents."

Recommendation of the Board of
  Directors.......................     On August 31, 1998, the Board of
                                       Directors of the Company (the "Board")
                                       (other than Mr. Chaves and Mr. Jorge
                                       Quesada, Pipasa's General Vice President, who both abstained as to the Pipasa
                                       Agreement) unanimously approved by
                                       written consent both Acquisition
                                       Agreements and the issuance by the
                                       Company of up to 16,063,546 shares of the Company's Common Stock in connection with the consummation of the Acquisitions;
                                       concluded that the Acquisitions are fair to and in the best interest of the Company's public stockholders; and recommended that the Company's stockholders approve and adopt both
                                       Acquisition Agreements. On November 6,
                                       1998, the Board approved amendments to
                                       each Acquisition Agreement to provide
                                       that the closing of the respective
                                       Acquisitions would be subject to the
                                       receipt of an opinion from an independent
                                       Costa Rican firm that the Acquisitions
                                       are fair to the Company's stockholders
                                       from a financial point of view, and
                                       subject to the approval of the
                                       stockholders of the Company. The Board,
                                       in reaching its decision, considered a
                                       number of factors. See "Special
                                       Factors-Recommendation of the Board of
                                       Directors; Reasons for the Acquisitions."

                                       THE BOARD (OTHER THAN MR. CHAVES AND MR.
                                       QUESADA, WHO ABSTAINED AS TO THE PIPASA
                                       AGREEMENT), HAS UNANIMOUSLY RECOMMENDED
                                       THAT STOCKHOLDERS VOTE FOR APPROVAL AND
                                       ADOPTION OF THE PIPASA AGREEMENT AND THE
                                       AS DE OROS AGREEMENT.

Background of the Acquisitions....     For a description of the events leading
                                       up to the approval of the Acquisition
                                       Agreements by the Board, see "Special
                                       Factors - Background of the
                                       Acquisitions."

Reasons for the Acquisitions......     In reaching its decision, the Board
                                       consulted with the Company's management, and considered a number of factors, including without limitation, the
                                       Company's business, financial condition, results of operations, and prospects;
                                       Pipasa's and As de Oros'
                                       respective businesses, financial
                                       conditions, results of operations and
                                       prospects; the increased managerial
                                       efficiencies which would result from the consolidation of the three companies;
                                       the ability to retain 100% of the
                                       dividends from Pipasa and As de Oros;
                                       the current and prospective environment
                                       in which the Company operates; the
                                       relative value to be received by the
                                       Company in the consolidation of Pipasa
                                       and As de Oros as wholly-owned
                                       subsidiaries of the Company; and the
                                       financial and other significant terms of the Acquisition Agreements, including the lack of negative U.S. tax consequences for stockholders and approval of certain of the Company's stockholders who participated in the negotiations of the Acquisitions. See
                                       "Recommendation of the Board of
                                       Directors; Reasons for the
                                       Acquisitions."

Closing of the Acquisitions.......     The Acquisitions are expected to close as
                                       soon as practicable after the approval
                                       and adoption of the Pipasa Agreement and the As de Oros Agreement, but prior to January 29, 1999.

Dissenters' Rights................     Under Nevada law, stockholders who do not
                                       vote in favor of the Acquisitions do not have the right to obtain a cash payment for the "fair value" of their Shares.

Conditions to the Acquisitions....     The closing of each of the Acquisitions
                                       is conditioned upon the fulfillment of
                                       certain conditions contained in the
                                       respective Acquisition Agreement,
                                       including the approval and adoption of
                                       the respective Acquisition Agreement by
                                       the affirmative vote of the holders of a majority of the issued and outstanding
                                       Shares of the Company's Common Stock and the receipt by the Board of a fairness opinion from a financial advisor stating that each respective Acquisition is fair to the stockholders of the Company from a financial point of view.

                                       As of the Record Date, Mr. Chaves and
                                       Angui held approximately 26.87% and
                                       10.99%, respectively, of the outstanding
                                       Common Stock. The Shares held by Mr.
                                       Chaves include Shares owned with his
                                       spouse, but exclude 837,971 Shares owned by his adult son and 400,000 Shares owned by his adult daughter. While the voting interest of Mr. Chaves and Angui will not assure the approval and adoption of both of the Acquisition Agreements, the affirmative vote of both Mr. Chaves and Angui will influence significantly the outcome of the consent solicitation.

                                       Both Mr. Chaves and Angui have indicated that they intend to vote to approve both Acquisition Agreements. See "General Information -Voting; Required Vote."

Accounting Treatment..............     The Acquisitions will be accounted for
                                       under the purchase method of accounting.

Tax Consequences for Stockholders.     The transactions contemplated by the
                                       Acquisition Agreements are not expected
                                       to have any U.S. tax effects on the
                                       stockholders of the Company, however, you are urged to consult with your financial advisor on any circumstances which may be particular to you.

                               GENERAL INFORMATION

VOTING; REQUIRED VOTE

         The Board of Directors has fixed the close of business on November 20, 1998 as the Record Date for the consent solicitation, and only holders of the Company's Common Stock of record at the close of business on that date are entitled to notice of and to vote on the proposals described in this Consent Solicitation Statement. As of that date, there were 22,256,454 Shares of the Company's Common Stock outstanding and entitled to vote, held by approximately 1,000 holders of record. Each Share is entitled to one vote on all matters presented to the stockholders in this consent solicitation statement.

         The consent of the holders of a majority of the issued and outstanding Shares of the Company's Common Stock is required for approval and adoption of the Pipasa Agreement and the As de Oros Agreement. As of the Record Date, Mr. Chaves and Angui, collectively, held approximately 37.86% of the outstanding Common Stock. The Shares held by Mr. Chaves include Shares owned with his spouse, but exclude 837,971 Shares owned by his adult son and 400,000 Shares owned by his adult daughter. This voting interest will enable them, in the aggregate, to have significant influence over the approval and adoption of both the Pipasa Agreement and the As de Oros Agreement, however, it will not assure the outcome of the consent solicitation. Both Mr. Chaves and Angui have indicated that they intend to vote to approve both Acquisition Agreements.

         The stockholders do not have any dissenters' rights of appraisal in connection with the proposals contemplated herein.

CONSENTS

         The Company's Board of Directors is soliciting the enclosed Consent. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier to occur of (i) the date on which the Company receives consents for each of the proposals by the holders of a majority of the issued and outstanding Shares of Common Stock of the Company, or (ii) December 28, 1998 (unless extended by the Company pursuant to a notice mailed to the stockholders), will be counted towards the vote on the proposals.

         Your Consent may be revoked at any time before the Action Date, by filing with the Secretary of the Company a written revocation. Any written notice revoking a Consent should be sent to the Company at 95 Merrick Way, Suite 507, Coral Gables, Florida 33134, Attention: Secretary.

         All Shares represented by properly executed Consents received prior to the Action Date, unless previously revoked, will be voted in accordance with the instructions on the Consents. UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, CONSENTS WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE PIPASA AGREEMENT AND FOR THE APPROVAL AND ADOPTION OF THE AS DE OROS AGREEMENT.

         The Company will bear the cost of preparing, assembling and mailing this Consent Solicitation Statement and all Exhibits, the Notice of Solicitation of Consents of Stockholders and the enclosed Consent. The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the consent solicitation materials to their principals and to request authority for the execution of Consents, and may reimburse such persons for their expenses in so doing. The Company does not expect to retain an outside consent solicitor.

         In making your determination on how to vote, you should rely only on the information contained in this document. The Company has not authorized anyone to provide you with information that is different.

                                 SPECIAL FACTORS

BACKGROUND OF THE ACQUISITIONS

         BACKGROUND OF THE PIPASA ACQUISITION

         In April 1996, the Company, at that time Quantum Learning Systems, Inc. ("Quantum"), entered into a reverse acquisition agreement to acquire at least 65% of the issued and outstanding shares of Pipasa. This transaction (the "Initial Pipasa Acquisition") was structured such that Pipasa would become a partially owned subsidiary of the Company and the former shareholders of Pipasa would become the owners of approximately 82.4% of the Company, if 100% of the shares of Pipasa were acquired. This transaction was approved by the shareholders of the Company on August 5, 1996 and concluded on September 30, 1996 with the Company acquiring 59.56% of Pipasa for 15,573,571 Shares of Common Stock of the Company.

         At the time of the Initial Pipasa Acquisition, the Company and Mr. Chaves considered the possibility of the Company acquiring Pipasa in its entirety, and presented this proposal to the then current shareholders of Quantum who approved the full acquisition. Due to several considerations, including, but not limited to, the effect such a structure would have on the Company's public float, however, the decision was made to acquire only 59.56% of Pipasa.

         In July 1998, the Company's Board of Directors and several of the Company's stockholders, Miguel Angel Campos, Leonardo Lopez and Monsignor Angel San Casimiro (the "Stockholder Group"), entered discussions of acquiring 100% of Pipasa, with the management of Pipasa. The individuals who comprised the Stockholder Group are neither officers nor directors of the Company, nor do any of them have a financial interest in the Acquisitions distinct from the other stockholders of the Company, but such individuals are familiar with the operations of the Company and the Costa Rican poultry industry in general. The management of Pipasa and the Board of Directors of the Company, including the Stockholder Group, believed that the consolidation of Pipasa and the elimination of the minority interests in the Company's financial statements would be in the best interests of the Company.

         On August 31, 1998, the Board approved the Pipasa Agreement by unanimous written consent (except for Mr. Chaves and Mr. Quesada who abstained from the vote) and authorized Mr. Chaves to execute the Pipasa Agreement on behalf of the Company, which he did on September 28, 1998. On November 6, 1998, after discussions with counsel to the Company, the Board approved amendments to the Pipasa Agreement. The amendments provided that the closing of the Pipasa Acquisition would be subject to the receipt of an opinion of an independent firm that the Pipasa Acquisition was fair from a financial point of view to the stockholders of the Company, and would be subject to the approval of the stockholders of the Company. The fairness opinion will not be received prior to the date of mailing of this Consent Solicitation Statement to stockholders. The amendment to the Pipasa Agreement was executed by the respective parties on November 9, 1998.

         BACKGROUND OF THE AS DE OROS ACQUISITION

         On February 26, 1998, the Company reached an agreement to acquire 56.38% of the total outstanding common stock of As de Oros and its wholly owned subsidiaries, Restaurantes As, S.A. and Corasa Estudiantes S.A., from Angui for $2.4 million in cash upon the maturity of a promissory note due

January 2000 and 2,447,058 shares of Company Common Stock then valued at approximately $2.6 million. This acquisition (the "Initial As de Oros Acquisition") gave the Company approximately a 70% market share of the poultry market in Costa Rica and a significant share of the animal feed market. Also, the Initial As de Oros Acquisition provided the Company with additional management expertise in the poultry industry, and greater retail presence through As de Oros' chain of restaurants in Costa Rica.

         At approximately the same time the Company's Board of Directors and the Stockholder Group entered discussions of consolidating the interests of Pipasa, Mr. Chaves, the Company and the Stockholder Group also commenced discussions with Angui and its sole shareholder, Antonio Echeverria, concerning the possibility of consolidating the interests of As de Oros. At that time, the Company had concerns that the Company was forfeiting a substantial portion of the potential cash dividends from As de Oros by having a minority shareholder.

         On August 31, 1998, the Board approved the As de Oros Agreement by unanimous written consent and authorized Mr. Chaves to execute the As de Oros Agreement on behalf of the Company, which he did on September 28, 1998. On November 6, 1998, after discussions with counsel to the Company, the Board approved amendments to the As de Oros Agreement. The amendments provided that the closing of the As de Oros Acquisition would be subject to the receipt of an opinion of an independent firm that the As de Oros Acquisition was fair from a financial point of view to the stockholders of the Company, and would be subject to the approval of the stockholders of the Company. The fairness opinion will not be received prior to the date of mailing of this Consent Solicitation Statement to stockholders. The amendment to the As de Oros Agreement was executed by the respective parties on November 9, 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE ACQUISITIONS

         The Company's Board believes that the Acquisitions are fair, and in the best interests of, the Company and its stockholders. Accordingly, the Company's Board has unanimously approved (except for Mr. Chaves and Mr. Quesada, who abstained from the vote regarding the Pipasa Acquisition) the Acquisition Agreements and recommends that the holders of the Company's Common Stock vote FOR the approval of both of the Acquisition Agreements and the consummation of the transactions contemplated thereby.

         In reaching its decision, the Board consulted with the Company's management and the Stockholder Group, and considered a number of factors, including without limitation, the following:

         (a) the Board's familiarity with and review of the Company's business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

         (b) Pipasa's and As de Oros' respective businesses, financial conditions, results of operations, and prospects, including, without limitation, the potential growth and profitability of both Pipasa and As de Oros, and the business risks associated therewith;

         (c) the increased managerial and operational synergies created by owning 100% of both Pipasa and As de Oros for the Company and for the operations of both Pipasa and As de Oros;

         (d) the ability for the Company to retain 100% of the dividends from both Pipasa and As de Oros;

         (e) the current and prospective environment in which the Company operates, including regional and local economic conditions and the competitive environment in which the Company operates;

         (f) the relative value to be received by the Company in the consolidation of Pipasa and As de Oros as wholly-owned subsidiaries of the Company; and

         (g) the financial and other significant terms of the Acquisition Agreements, including the fact that the Acquisitions would not, except possibly in unusual circumstances, have an adverse tax effect on the stockholders of the Company, that the Stockholder Group approved the Acquisitions and that the Company would receive a fairness opinion prior to closing the Acquisitions.

         In view of the wide variety of factors considered in connection with its evaluation of the Acquisition Agreements, the Board found it impracticable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations. As a general matter, the Company determined that each of the factors discussed in (a) through
(g) above were supportive of their conclusions that the Acquisitions are fair to and in the best interests of the Company's public stockholders.

         THE BOARD OF DIRECTORS (OTHER THAN MR. CHAVES AND MR. QUESADA, WHO ABSTAINED AS TO THE PIPASA AGREEMENT) HAS UNANIMOUSLY APPROVED THE TERMS OF THE ACQUISITIONS AND RECOMMENDED THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE PIPASA AGREEMENT AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE AS DE OROS AGREEMENT.

FAIRNESS OPINION

         As of the date of this Consent Solicitation Statement, the Company has not received an opinion as to the fairness from a financial point of view to the Company's stockholders of the Pipasa Acquisition or the As de Oros Acquisition from an independent evaluation firm. The fairness opinion is not being mailed herewith. The Board must obtain such an opinion, which shall state that each of the Acquisitions are fair to the stockholders of the Company from a financial point of view, prior to closing either of the Acquisitions.

         The Company has retained a business consulting firm in Costa Rica to deliver such an opinion prior to the closing of the Acquisitions. The Company retained this firm based upon its experience in the Company's industry and its ability to determine the fairness of the Acquisitions from a financial point of view while considering the business environment in which the Company operates in Costa Rica.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITIONS

         In considering the recommendation of the Board with respect to the Acquisitions, stockholders should be aware that certain members of the Board, the Company's management and other major stockholders of the Company have interests that present them with actual and potential conflicts of interest.

         Mr. Chaves, the Chairman, Chief Executive Officer and President of the Company, will indirectly acquire 100% of the consideration issued in connection with the Pipasa Agreement. Mr. Chaves currently beneficially owns, directly and indirectly, 5,979,945 Shares of the Company's Common Stock (approximately 26.87% of the outstanding Shares). Upon consummation of the Pipasa Acquisition, Mr. Chaves will beneficially own, directly and indirectly, 17,030,729 Shares, or 44.44% of the outstanding Common Stock of the Company. The Shares held by Mr. Chaves include shares owned with his spouse, but exclude 837,971 Shares owned by his adult son and 400,000 Shares owned by his adult daughter.

         Angui, a major stockholder of the Company, will directly acquire 100% of the consideration issued in connection with the As de Oros Agreement. Angui currently beneficially owns 2,447,058 Shares of the Company's Common Stock (approximately 10.99% of the outstanding Shares). Upon consummation of the As de Oros Acquisition, Angui will beneficially own 7,459,820 Shares, or 19.46% of the outstanding Common Stock of the Company.

         The following table sets forth the ownership of Common Stock of the Company for both Mr. Chaves and Angui prior to the Acquisitions, the number of Shares which would be received by both parties in the Acquisitions, and the number of Shares both parties would own upon the completion of the Acquisitions.

                               NUMBER OF       PERCENTAGE OF       NUMBER OF        NUMBER OF      PERCENTAGE OF
                              SHARES OWNED     SHARES OWNED      SHARES TO BE      SHARES TO BE     SHARES OWNED
                                PRIOR TO         PRIOR TO        ACQUIRED IN       OWNED AFTER          AFTER
           NAME               ACQUISITIONS     ACQUISITIONS      ACQUISITIONS      ACQUISITIONS     ACQUISITIONS
----------------------------  ------------     -------------     ------------      ------------    --------------
Calixto Chaves                  5,979,945          26.87%         11,050,784        17,030,729         44.44%
Commercial Angui, S.A.          2,447,058          10.99           5,012,762         7,459,820         19.46

                           THE ACQUISITION AGREEMENTS

         The following is a summary of certain provisions of both (1) the Pipasa Agreement and (2) the As de Oros Agreement. A conformed copy of each is attached hereto as Exhibit A and Exhibit B, respectively, and incorporated by reference herein. Such summary is qualified in its entirety by reference to the text of the respective Acquisition Agreements.

THE PIPASA AGREEMENT

         SALE AND PURCHASE OF SHARES

         Pursuant to the Pipasa Agreement, the Company shall acquire and La Ribera shall sell all of the remaining outstanding common stock of Pipasa, representing 1,840,000 shares of Pipasa, for 11,050,784 shares of the Common Stock of the Company. As agreed by the parties, the determination of the number of shares was based upon the closing price of the Common Stock as reported on the Nasdaq Stock Market on August 31, 1998. On such date, the price per share was $1.25.

         CLOSING DATE

         The Pipasa Acquisition will close as soon as practicable after the Action Date, provided it has been approved by the stockholders, but prior to January 29, 1999.

         CONDITIONS, REPRESENTATIONS AND COVENANTS

         The respective obligations of La Ribera, on the one hand, and the Company, on the other, to consummate the Pipasa Acquisition are subject to certain conditions, among others: (i) the approval and adoption of the Pipasa Agreement by the stockholders of the Company; (ii) the receipt of an opinion from an independent firm that the Pipasa Acquisition is fair to the Company's stockholders from a financial point of view; and (iii) all representations and warranties of each of the parties still being true and correct as of the Closing Date. The obligations of the Company to effect the Pipasa Acquisition are subject to the following additional conditions: (i) there shall have occurred no material adverse change in the business or financial condition of Pipasa since the date of the Pipasa Agreement; (ii) no litigation, injunction, statute, rule or regulation which could have a material adverse effect on the Company, prohibits the consummation of the Pipasa Acquisition; (iii) the Company shall have satisfactorily completed its due diligence; and (iv) Pipasa shall have delivered to the Company an opinion of its legal counsel. The obligations of La Ribera to effect the Pipasa Acquisition are subject to the additional condition that all the covenants in the Pipasa Agreement are complied with or performed by the Company at or before the closing of the Pipasa Acquisition.

         The Pipasa Agreement contains various customary representations and warranties of La Ribera and the Company, all of which survive the closing of the Pipasa Acquisition. The representations of La Ribera relate to due organization, corporate authorization, consents and approvals, no conflict with other agreements, litigation, delivery and accuracy of financial statements, absence of certain changes or events, certain tax matters, title to property and assets, disclosure of accounts receivable, maintenance of insurance, validity of any intangible personal property rights, compliance with laws and absence of misrepresentations. The representations of the Company relate to due organization, corporate authorization, enforcement of the Pipasa Agreement and no conflict with other agreements.

         La Ribera has agreed to conduct the business of Pipasa in the ordinary and usual course prior to the Closing Date and will not solicit other buyers for its stock or assets.

         INDEMNIFICATION

         The Pipasa Agreement provides that both parties will indemnify the other from and against any demands, claims, actions or causes asserted against one party due to a breach, inaccuracy or material misrepresentation by the other party of any representation, warranty, covenant or agreement of that party. The Company's indemnification obligations are not limited in time, however, La Ribera's indemnification obligations apply only to events that occur before the Closing Date or that should have been disclosed as of the Closing Date.

THE AS DE OROS AGREEMENT

         SALE AND PURCHASE OF SHARES

         Pursuant to the As de Oros Agreement, the Company shall acquire and Angui shall sell all of the remaining outstanding common stock of As de Oros, representing 654,300 shares of As de Oros, for 5,012,762 shares of the Common Stock of the Company. As agreed by the parties, the determination of the number of shares was based upon the closing price of the Common Stock as reported on the Nasdaq Stock Market on August 31, 1998. On such date, the price per share was $1.25.

         CLOSING DATE

         The As de Oros Acquisition will close as soon as practicable after the Action Date, provided it has been approved by the stockholders, but prior to January 29, 1999.

         CONDITIONS, REPRESENTATIONS AND COVENANTS

         The respective obligations of Angui, on the one hand, and the Company, on the other, to consummate the As de Oros Acquisition are subject to the following conditions, among others: (i) the approval and adoption of the As de Oros Agreement by the stockholders of the Company; (ii) the receipt of an opinion from an independent firm that the As de Oros Acquisition is fair to the Company's stockholders from a financial point of view; and (iii) all representations and warranties of each of the parties still being true and correct as of the Closing Date. The obligations of the Company to effect the As de Oros Acquisition are subject to the following additional conditions: (i) there shall have occurred no material adverse change in the business or financial condition of As de Oros since the date of the As de Oros Agreement;
(ii) no litigation, injunction, statute, rule or regulation which could have a material adverse effect on the Company, prohibits the consummation of the As de Oros Acquisition; (iii) the Company shall have satisfactorily completed its due diligence; and (iv) Angui shall have delivered to the Company an opinion of its legal counsel. The obligations of Angui to effect the As de Oros Acquisition are subject to the additional condition that all the covenants in the As de Oros Agreement are complied with or performed by the Company at or before the closing of the As de Oros Acquisition.

         The As de Oros Agreement contains various customary representations and warranties of Angui and the Company, all of which survive the closing of the As de Oros Acquisition. The representations of Angui relate to due organization, corporate authorization, consents and approvals, no conflict with other agreements, litigation, delivery and accuracy of financial statements, absence of certain changes or events, certain tax matters, title to property and assets, disclosure of accounts receivable, maintenance of insurance, validity of any intangible personal property rights, compliance with laws and absence of misrepresentations. The representations of the Company relate to due organization, corporate authorization, enforcement of the As de Oros Agreement, and no conflict with other agreements.

         Angui has agreed to conduct the business of As de Oros in the ordinary and usual course prior to the Closing Date and will not solicit other buyers for its stock or assets.

         INDEMNIFICATION

         The As de Oros Agreement provides that both parties will indemnify the other from and against any demands, claims, actions or causes asserted against one party due to a breach, inaccuracy or material misrepresentation by the other party of any representation, warranty, covenant or agreement of that party. The Company's indemnification obligations are not limited in time, however, Angui's indemnification obligations apply only to events that occur before the Closing Date or that should have been disclosed as of the Closing Date.

                          INFORMATION CONCERNING PIPASA

         Pipasa is Costa Rica's largest poultry producer and marketer, comprising approximately a 50% share of that country's poultry market. Pipasa operates 33 farms and two processing plants throughout Costa Rica, and exports poultry products to El Salvador, Honduras, Nicaragua and Colombia. Currently, the Company owns approximately 59.6% of the outstanding common stock of Pipasa, with the remaining 40.4% owned by La Ribera. Stockholders should also read "Business of the Company and its Subsidiaries" for a more complete description of the business of Pipasa.

                            FINANCIAL DATA FOR PIPASA

         Since the Company's acquisition of Pipasa on September 30, 1996, the Company's operations have been comprised primarily of the operations of Pipasa. For the year ended September 30, 1997 and the nine months ended June 30, 1998, revenues of Pipasa have comprised 96% and 97%, respectively, of the Company's total revenues. For this reason, the Company has not included in this Consent Solicitation Statement separate financial data for Pipasa, nor has it included a separate section for "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Pipasa. Stockholders should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the Company's consolidated financial statements, accompanying notes and other financial information included in this Consent Solicitation Statement.

                        INFORMATION CONCERNING AS DE OROS

         As de Oros is Costa Rica's second largest poultry producer, comprising approximately a 20% share of that country's poultry market. In addition to the production and marketing of poultry and poultry by-products, As de Oros is one of the leaders in the Costa Rican animal feed market, and owns a chain of fried chicken restaurants in Costa Rica called Restaurantes As de Oros. Currently, the Company owns approximately 56.4% of the outstanding common stock of As de Oros, with the remaining 43.6% owned by Angui. Stockholders should also read "Business of the Company and its Subsidiaries" for a more complete description of the business of As de Oros.

                     SELECTED FINANCIAL DATA FOR AS DE OROS

         The following table sets forth selected consolidated financial data for As de Oros for the nine months ended June 30, 1998 and 1997, and for each of the two fiscal years in the period ended September 30, 1997. For that year, net sales for As de Oros were $48.5 million and loss before income taxes was $1.6 million. The financial statements for the nine months ended June 30, 1998 and 1997 are not audited.

         The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the

Company's consolidated financial statements, the As de Oros' financial statements, the accompanying notes and other financial information included in this Consent Solicitation Statement.

                                               NINE MONTHS ENDED                  YEAR ENDED
                                                   JUNE 30,                     SEPTEMBER 30,
                                            -----------------------         ----------------------
                                               1998           1997            1997           1996
                                            --------        -------         -------        -------
                                            (Unaudited) (dollars in thousands, except per share data)
Net sales                                    $36,033        $35,905         $48,455        $49,473
Cost of sales                                 26,526         27,960          37,508         37,863
Income from operations                         2,082          7,081           1,572            486
Income (loss) before income taxes                403         (1,663)         (2,479)        (2,437)
Earnings per common share                        .22          (1.19)          (1.72)         (1.73)
Total assets                                  17,074         16,051          15,205         18,810
Long term assets                               6,379          6,152           6,340          8,308
Dividends per common share                        --             --              --             --
Weighted average number of common
  shares outstanding                       1,500,000      1,500,000       1,500,000      1,500,000

                        INFORMATION CONCERNING MR. CHAVES

         Mr. Chaves founded the Company and has served as Chairman of the Board, President and Chief Executive Officer since August 1996. Mr. Chaves is also the founder and President of Pipasa. He currently owns, directly and indirectly, 5,979,945 shares, or approximately 26.87% of the outstanding Common Stock of the Company. The Shares held by Mr. Chaves include Shares owned with his spouse, but exclude Shares owned by his son and daughter.

                          INFORMATION CONCERNING ANGUI

         Angui is a Costa Rican company, owned by Mr. Antonio Echeverria, who is not otherwise affiliated with the Company. Currently, Angui owns 2,447,058 shares, or approximately 10.99% of the outstanding Common Stock of the Company.

                       INFORMATION CONCERNING THE COMPANY

         The Company, formerly known as Costa Rica International, Inc., is a Nevada corporation. In April 1996, the Company, at that time Quantum Learning Systems, Inc., entered into a reverse acquisition agreement to acquire at least 65% of the issued and outstanding shares of Corporacion Pipasa, S.A. ("Pipasa"). This transaction was structured such that Pipasa would become a partially owned subsidiary of the Company and the former shareholders of Pipasa would become the owners of approximately 82.4% of the Company, if 100% of the shares of Pipasa were acquired. This transaction was approved by the shareholders of the Company on August 5, 1996 and concluded on September 30, 1996. The Company currently owns 59.56% of the issued and outstanding common shares of Pipasa.

         On February 26, 1998, the Company reached an agreement to acquire 56.38% of the total outstanding common stock of As de Oros and its wholly owned subsidiaries, Restaurantes As, S.A. and Corasa Estudiantes S.A., from Angui, a Costa Rican privately-owned company and the majority shareholder of As de Oros, for $2.4 million in cash upon the maturity of a promissory note due January 2000 and 2,447,058 shares of Company Common Stock then valued at approximately $2.6 million.

              SELECTED CONSOLIDATED FINANCIAL DATA FOR THE COMPANY
                              AND ITS SUBSIDIARIES

         The following table sets forth selected consolidated financial data for the Company and its subsidiaries for the nine months ended June 30, 1998 and 1997 and for each of the three fiscal years in the period ended September 30, 1997. The financial statements for the nine months ended June 30, 1998 and 1997 are not audited.

         The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, accompanying notes and other financial information included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

                                 NINE MONTHS ENDED JUNE 30,                      YEAR ENDED SEPTEMBER 30,
                               ------------------------------          --------------------------------------------
                                    1998              1997                  1997             1996           1995
                               ------------      ------------          ------------     ------------    -----------
                                                 (dollars in thousands, except per share data)
                                         (unaudited)
Net sales                      $     73,585      $     51,320          $     70,018     $     61,535    $    57,138
Cost of sales                        55,258            38,725                53,206           45,446         40,635
Income from operations                4,453             3,462                 3,961            5,167          5,801
Income before income taxes
and minority interests                2,918             2,553                 2,382            3,015          3,754
Net income after
minority interests                    1,124             1,166                   926            1,649          2,085
Earnings per common share              0.04              0.01                  0.04              ---            ---
Pro forma earnings
per common share                       0.04              0.01                  0.04             0.09           .012
Total assets                         63,312            36,555                36,554           38,208         38,208
Long term assets                     35,481            20,099                 5,252            3,593          3,593
Dividends per common share              ---               ---                   ---              ---            ---
Weighted average number of
common shares outstanding        20,983,726        19,916,867            19,776,063       15,573,571      15,573,571

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS FOR THE COMPANY AND SUBSIDIARIES

GENERAL

         Management is responsible for preparing the Company's financial statements and related information that appears in this Consent Solicitation Statement. Management believes that the financial statements fairly reflect the form and substance of transactions and reasonably present the Company's financial condition and results of operations in conformity with Generally Accepted Accounting Principles in the United States. Management has included in the Company's financial statement amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances. The Company maintains a system of internal accounting policies, procedures and controls intended to provide reasonable assurance, at appropriate cost, that transactions are executed in accordance with Company authorization and are properly recorded and reported in the financial statements, and that assets are adequately safeguarded.

         The most significant events occurring during the nine months ended June 30, 1998 were: (i) the refinancing of part of the Company's subsidiaries' short-term debt, with the Private Placement of an aggregate of US $20 million of the Company's 11.71% Series A Senior Notes and Series B Senior Notes, both due January 15, 2005, placed by Citicorp Securities Inc., and (ii) the acquisition of a new subsidiary, As de Oros, a poultry and animal feed producer with a significant market share of domestic and commercial animal feed among the Costa Rican market. The Company reached an agreement to acquire 56.38% of the total outstanding common stock of As de Oros and its wholly owned subsidiaries, Restaurantes As, S.A. and Corasa Estudiantes S.A., from Angui, a Costa Rican privately-owned company and the majority shareholder of As de Oros, for $2.4 million in cash upon the maturity of a promissory note due January 2000 and 2,447,058 shares of Company common stock then valued at approximately $2.6 million. As de Oros is the second largest poultry producer in Costa Rica, with total annual sales of approximately $48.45 million and assets amounting to $17 million.

         Prior to the acquisition of As de Oros, there were transactions between Pipasa, a 59.56% owned subsidiary and As de Oros consisting of sales of raw materials and finished products. These transactions have been eliminated for consolidation purposes

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1998 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1997

         Net income applicable to Common Stock was $922,627 and $936,962 for the nine months ended June 30, 1998 and 1997, respectively, constituting a decrease of 1.53%. The Company had net income per share of Common Stock during the nine months ended June 30, 1998 of $0.04.

         The following table presents the Company's consolidated statement of operations as a percentage of net sales:

                          THE COMPANY AND SUBSIDIARIES

                                              NINE MONTHS ENDED JUNE 30,
                                              --------------------------
                                                1998              1997         INCREASE (DECREASE)
-----------------------------------------------------------------------------------------------------
Net sales                                      100.00%           100.00%
-----------------------------------------------------------------------------------------------------
Cost of products sold                           75.09%            75.46%             (0.37%)
Selling, general and administrative             18.85             17.80               1.05
Operating profit                                 6.05              6.75              (0.70)
Interest expense                                 2.82              3.33              (0.51)
Income before taxes                              3.96              4.97              (1.01)
Provision for income taxes                       0.56              0.69              (0.13)
Net income before minority interest              3.40              4.28              (0.88)
-----------------------------------------------------------------------------------------------------

NET SALES

         Net sales generated by the Company's operations for the nine months ended June 30, 1998 and 1997 were $73.58 million and $51.31 million, respectively, an increase of $22.2 million or 43%. This increase was mainly due to volume increases in by-product sales, broiler sales, and exports and the incorporation of sales of the recently acquired subsidiary, As de Oros. Sales of each subsidiary are detailed as follows:

                          THE COMPANY AND SUBSIDIARIES
                            (IN THOUSANDS OF DOLLARS)

                                            NINE MONTHS ENDED JUNE 30,
                                    -------------------------------------------
                                            1998                  1997             INCREASE
--------------------------------------------------------------------------------------------------
Pipasa                                     $58,770              $51,320              14.52%
As de Oros                                  14,815                   --                 --
--------------------------------------------------------------------------------------------------
   Total                                   $73,585              $51,320              43.38%
--------------------------------------------------------------------------------------------------

         Sales of animal feed increased $5.82 million or 117.90% during the nine months ended June 30, 1998, compared to the same period of fiscal 1997. This increase in sales was offset by a volume decrease in animal feed in the Company's subsidiary, Pipasa. The Company's new subsidiary, As de Oros, has its core business in the animal feed industry and, consequently, there are tonnage increases with its incorporation into the Company.

         Sales of chicken by-products increased 24.56% during the nine months ended June 30, 1998 as compared to the same period of fiscal 1997. This is due to a 4.54% increase in volume combined with price increases and a higher margin sales mix of 20.06%. Sales mix is a factor of different by-products having higher or lower margins.

         Exports increased 16.79% during the nine months ended June 30, 1998 compared to the same period of fiscal 1997. This increase is due to a 0.58% volume increase combined with a 16.21% price increase. The introduction of the Company's exports to El Salvador has strengthened sales. Management intends to continue emphasizing exports to Central America, with its traditional export products and with products from the recently acquired subsidiary.

         Broiler chicken sales of $43.09 million for the nine months ended June 30, 1998, represent a 31.17% increase above total broiler sales during the nine months ended June 30, 1997. This increase is due to a 32.65% increase in volume offset by a 1.48% decrease due to exchange rate variations.

         The newly acquired restaurant segment had sales of $2.84 million during the four months ended June 30, 1998.

         Sales of others, which include sales of animal feed and baby chicks to integrated producers and commercial eggs, raw materials and baby chicks to third parties, increased 27.21% during the nine months ended June 30, 1998 compared to the same period of fiscal year 1997.

         The following table presents sales increase by business segment, for the nine months ended June 30, 1998 and 1997:

                          THE COMPANY AND SUBSIDIARIES
                            (IN THOUSANDS OF DOLLARS)

                                           NINE MONTHS ENDED JUNE 30,
                               ---------------------------------------------------
                                                1998                      1997        INCREASE         INCREASE
                               --------------------------------------- -----------   (DECREASE)       (DECREASE)
     SEGMENT                     PIPASA      AS DE OROS      TOTAL       PIPASA        PIPASA      CONSOLIDATED(1)
---------------------------------------------------------------------------------------------------------------------
     Animal feed                  $4,607      $6,157         $10,765      $4,940         (6.74%)        117.90%
     By-products                   6,660         514           7,174       5,757         15.68           24.60
     Exports                       1,920          --           1,920       1,644         16.79           16.79
     Broiler                      37,936       5,163          43,098      32,857         15.46           31.17
     Restaurants                      --       2,841           2,841          --                        100.00
     Others                        7,648         140           7,788       6,122         24.92           27.21
---------------------------------------------------------------------------------------------------------------------
         TOTAL                   $58,770     $14,815         $73,585     $51,320         14.52           43.38
---------------------------------------------------------------------------------------------------------------------

(1) Includes As de Oros

         Cost of sales amounted to $55.25 million and $38.72 million during the nine months ended June 30, 1998 and 1997, respectively, an increase of 42.69%. This increase in cost of sales was due mainly to a volume increase and certain other production factors, including lower yields in reproduction hen and breeding divisions, imports of fertile eggs and chicken parts. This was offset by the effect of a lower cost of raw materials, such as imported grains, and higher efficiencies due to increased volume. As a percentage of sales, cost of sales was 75.09% for the nine months ended June 30, 1998 compared to 75.46% for the nine months ended June 30, 1997, a net decrease of 0.37%.

         The recent hurricane season had no material adverse effect on the operations of the Company. At this time, the Company does not anticipate the recent hurricane season will have a material adverse effect on the buying patterns of the Company's customers.

GROSS PROFIT

         Gross profit for the nine months ended June 30, 1998 and 1997 was $18.3 million and $12.54 million, respectively, an increase of $5.76 million or 45.51%. As a percentage of net sales, gross profit was 24.91% and 25.54% for the first three quarters of fiscal years 1998 and 1997, respectively. The following table shows gross profit as a percentage of net sales of each segment for the nine months ended June 30, 1998 and 1997:

                          THE COMPANY AND SUBSIDIARIES
                                  GROSS PROFIT

                                             NINE MONTHS ENDED JUNE 30,
                                      ---------------------------------------
     SEGMENT                                 1998                 1997               INCREASE (DECREASE)
                                      ------------------  --------------------  -----------------------------
     Animal feed                             21.90%              17.20%                     4.70%
     Chicken by-products                     43.39               38.9%                      4.44
     Exports                                 30.03               27.31                      2.72
     Broiler                                 23.98               26.97                     (2.99)
     Restaurants                             53.82                0.00                      0.00
     Others                                   5.32                3.16                      2.16
                                      -----------------------------------------------------------------------
     Total Gross Profit                      24.91%              24.21%                     0.70%
                                      -----------------------------------------------------------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased $4.55 million or 49.82% during the nine months ended June 30, 1998, compared to the nine months ended June 30, 1997. As a percentage of net sales, this item increased from 17.80% during the first three quarters of fiscal year 1997 to 18.85% during the same period of fiscal year 1998. The main factors to which this is attributable include: amortization of goodwill and depreciation excess of fair market value over book value of fixed assets acquired and the fact that the recently incorporated segment, restaurants, has a higher selling expense ratio over net sales, equivalent to approximately 41%, due to the nature of its business. Selling expenses in the restaurant segment are approximately $859,000.

         Other income and expenses increased by $626,707 or 68.95% when comparing the nine months ended June 30, 1998 to the same period of fiscal year 1997. This increase was primarily due to an increase in interest expense and exchange rate expense due to debt consolidation, offset by asset sales. As a percentage of net sales, interest expense decreased from 3.33% to 2.82%. This decrease was mainly due to the long-term debt restructuring that took place during January and February 1998.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1996

         Results of operations for the period ended September 30, 1997, reveal a year of a strong growth in sales and strategic acquisitions, and a decrease in international prices for corn and in interest rates. Among these economic and financial issues that directly affect the Company's profitability, through Pipasa and in general the whole poultry industry in the area, is the weather phenomenon El Nino which had a negative effect on the breeding of reproduction hens. This effect, among others of minor relevance, increased Pipasa's cost of sales, due to a decrease in incubation rates and an increase in the mortality rates in broiler chicken and reproduction hens. Total sales for fiscal 1997 increased 13.80% when compared to fiscal 1996. Exports increased by 94.60% during this fiscal year when compared to fiscal 1996, due to a 96.21% increase in tonnage offset by a 1.61% decrease for exchange rate variances. Among the export activities, was a temporary export sale to Honduras, which was announced in a press release, and that represented steady sales of dressed pounds of chicken through July 1997.

         To offset the negative effects of El Nino on yields, Pipasa's management installed a "Controlled Environment" in the Broiler and Reproduction Divisions. This technique involves creating regulated and controlled temperatures among the farms where the reproduction and broiler birds are kept. The effect on cost of sales of the weather-related technical problems has been mitigated by a decrease in average Chicago Board of Trade prices of corn, the main ingredient in the birds' diet, combined with a decrease in the amount of corn used in the Company's feed formulation.

         Cost of imported grains (corn and soybean meal) for the year ended September 30, 1997 represented 40.45% of the total cost of sales of broiler chicken and by-products, compared to 45.09% of the cost of sales in fiscal 1996.

         During fiscal 1997, the United States Department of Agriculture ("USDA") declared Costa Rica free of Newcastle Disease, an honor shared only with Chile, in Latin America. The declaration means that Costa Rican chicken products meet the same stringent USDA standards relative to this disease which are also imposed on U.S. poultry producers. The Company is in the process of fulfilling the necessary requirements to obtain permits to export to USDA regulated markets, such as compliance with the Hazard Analysis Critical Control Points ("HACCP") standards and USDA certification of the Company's facilities.

         The following table presents information related to the Company's operation:

                                                 YEAR ENDED
                                --------------------------------------------
                                        1997                     1996
                                ---------------------  ---------------------
Net Sales                           $70,018,094              $61,535,457
Operational Profit                  $ 3,961,761              $ 5,167,302

         The following table presents certain items as a percentage of net sales for the period indicated:

                                                 YEAR ENDED
                                --------------------------------------------
                                        1997                     1996
                                ---------------------  ---------------------
Net Sales                              100.00%                  100.00%
Cost of Sales                           75.99                    73.85
Gross Profit                            24.01                    26.15
Sales Expenses                           9.71                    10.57
General and Adm.                         8.64                     7.18
Operational Profit                       5.66                     8.40

NET SALES

         Net sales generated by the Company's operations for the year ended September 30, 1997 were $70,018,094, an increase of $8,482,637 or 13.78%
compared with fiscal 1996. The following table shows sales amounts by segment for the fiscal years ended September 30, 1997 and 1996.

                                          MILLIONS OF DOLLARS                INCREASE(%)
                                    -----------------------------            -----------
PRODUCTS                               1997                 1996                96/97
-------------------------------     ---------            --------            -----------
Chicken                               44.28                41.24                 7.38
By Products                            7.92                 7.07                12.02
Animal Feed                            6.95                 5.00                39.11
Exports                                2.30                 1.19                94.61
Others                                 9.00                 7.03                21.38
Total                                 70.02                61.54                13.78

         Broiler chicken sales grew from $41,239,331 during fiscal 1996, to $44,284,164 for fiscal 1997, an increase of 7.38%. This increase is due to a 4.72% increase in tonnage and the remaining 2.66% is due to sales price increases.

         By-products are the most profitable products of the Company. Total sales of this segment were $7,923,545 during fiscal 1997, an increase of $849,930 or 12.02% when compared with sales for fiscal 1996. This increase is due to a 3.66% increase in tonnage and the remaining 8.36% is due to price increases among the products within this segment (patties, sausages, further-processed products and maquila).

         Animal feed sales for commercial animal feed were $6,950,523 in fiscal 1997 and $4,996,541 during fiscal 1996, an increase of 39.11%. This sales increase corresponds to a 27.80% increase in tonnage, with the remaining 11.31% due to price increases. Also, Kanin and Mimados, the Company's pet food brands, gained market share. Management has committed promotional and other resources to these products, which are among the Company's most profitable.

         The Company's exports were $2,325,043 during fiscal 1997, an increase of $1,130,300 or 94.60%, when compared to fiscal 1996. This increase in exports was primarily due to the combined result of an 11.88% increase in net sales of chicken by-products due to a 13.44% increase in total dressed pounds, offset by an exchange rate effect on prices of -1.56%; a 154.42% increase in broiler chicken and chicken parts due to a 121.3% increase in tonnage with the remaining 33.12% due to price increase; and the introduction of the pet food Mimados during the fourth quarter of the year.

         A significant contributor to the increase in exports was a transaction with Honduras, which represented a one-time export sale to that country, running through July 1997. Management expects that the success in 1997 will lead to future opportunities in this market, and an increase of its exports to Central America. The Company has opened its own distribution facility in El Salvador, which includes cold storage, offering sausage, pate, bologna and other chicken and turkey products under the Company's popular Pipasa/trademark/, Kimby/trademark/ and Supremo/trademark/ brands. Pipasa has been fortunate to serve McDonalds restaurants as a supplier in Costa Rica for several years. Thanks to the excellent service that the Company has given to this important client, during fiscal year 1997, Pipasa has been selected by McDonalds as its supplier for poultry products for all of Central America. Management expects that this relationship will increase exports to these markets.

         Sales of others were $8,534,817 and $7,031,226 during fiscal 1997 and fiscal 1996, respectively, an increase of $1,503,591 or 21.40%. This increase is due to a 13.29% increase in tonnage and an 8.11% increase in prices.

         The following table shows the Company's sales distribution, for fiscal years 1997 and 1996:

SEGMENT                              1997               1996
--------------------------       -----------        -----------
Chicken                             63.25%             67.02%
By-products                         11.32              11.50
Animal feed                          9.93               8.12
Exports                              3.32               1.94
Other                               12.18              11.42
Total                              100.00%            100.00%

COST OF SALES

         GENERAL. Fiscal 1997 cost of sales were $53,206,620, an increase of $7,760,438 or 17.08% when compared to cost of sales during fiscal 1996. This increase in cost of sales is due primarily to a 14.58% increase in tonnage combined with the effect of a higher cost of raw materials and higher production cost of broiler chicken and by-products segments. As a percentage of sales, cost of sales was 75.99% for fiscal 1997 compared to 73.85% in fiscal 1996, an increase of 2.14%. The most significant variations were in raw materials and indirect costs. Labor costs remained relatively constant.

         El Nino directly affected cost of sales as a percentage of net sales for fiscal 1997. When mortality rates increased in the Reproduction and Broiler Divisions, the Company's fertile egg incubation rate goal only reached 92% of hatchery capacity, consequently, the available amount of baby chicks for growing and processing was less than projected, causing a shortage of chicken pounds for sale.

         To satisfy demand it was necessary to import baby chicks for the broiler (or growth) phase, leading to higher costs. This situation increased unit prices and also affected the incubation rates. The goal for fiscal 1997 was an 86.25% incubation rate, and the Company achieved 84%. The ideal mortality rate standard for birds in their growing phase is 3.5%, and the Company experienced average 4.60% mortality during fiscal 1997. As the new regulated and controlled environments are implemented among the different farms, management expects the mortality rates to decrease almost immediately. When implemented in the Company's experimental farms, mortality in the growing phase (broiler chicken) decreased from 5.15% to 4.69%, or a 9% improvement. In the reproduction phase, the results were a decrease in mortality from 5.35% to 1.68% in August 1997, a 68.6% improvement. Management has been able to offset the effects of El Nino throughout fiscal year 1998.

         Management decided to change the breeding of its reproduction hens in order to have breeds with more weight with fewer weeks of feeding and growing. This change in breeding temporarily affected the incubation rates. Although this breeding process requires an adjustment period, it has fulfilled expectations concerning weight. Nevertheless, management estimates that the adjustment will be completed during the next fiscal year. Other relevant facts that explain the increase in cost of sales as a percentage of net sales are:

         /bullet/ Average soybean meal prices for 1997 increased by 28.70% when compared to average prices in 1996.

         /bullet/ Inventory reconversion: Broiler chicken stored in freezing chambers that had to be reconverted to other cuts such as breast, thighs and other chicken parts. This was necessary to satisfy the demand increase from exports, as well as in the domestic market for chicken and by-products.

         /bullet/ Import of 6,100 boxes of fertile eggs, which represent 8.90% of total produced eggs. These eggs had an incubation rate of 76.70%, versus an average 84.25% that the Company produces locally.

         /bullet/ Changes in diet formulation for the birds, with the purpose of increasing weight.

         Cost of sales for broiler chicken for fiscal 1997 was $32,554,735, an increase of $3,738,587 or 12.97% compared to fiscal 1996. This difference is due to a 4.72% increase in dressed pounds sold and the remaining increase was due to an increase in unit production costs in the incubation and growing phases explained above.

         Cost of sales for chicken by-products was $4,870,400 during fiscal 1997, an increase of $232,938 or 5.02% compared with fiscal 1996. This is due to an increase of 3.66% in tonnage and increases in cost production explained above.

         Cost of sales for animal feed was $5,767,286 for fiscal 1997, an increase of $1,325,361 or 29.84% when compared with fiscal 1996. This difference is due to a 27.80% increase in tonnage and the higher soybean meal prices.

         Cost of sales for exports for fiscal 1997 was $1,719,261, an increase of $831,185 or 93.59% when compared with fiscal 1996. This increase is due to a 94.60% increase in dressed pounds sold and higher production costs of the products that were exported during fiscal 1997.

         Cost of sales for others was $8,294,938 during fiscal 1997, an increase of $1,632,367 or 24.5% when compared with fiscal 1996. This increase is due to a 13.29% increase in tonnage and increases in raw material costs.

         Gross profit for fiscal 1997 was $16,811,474 or 4.49% higher than fiscal 1996. As a percentage of net sales, gross profit decreased to 24.01% during fiscal 1997 from 26.15% in fiscal 1996, due to the issues discussed above. The following table shows gross profit for each segment for the years ended September 30, 1997 and 1996:

                                            YEARS ENDED JUNE 30,
                                      ---------------------------------
SEGMENT                                  1997                   1996
-------------------------------       ----------             ----------
Chicken                                  26.20%                 30.12%
By-products                              38.53                  34.44
Animal feed                              17.02                  11.10
Exports                                  26.05                  25.67
Other                                     2.81                   5.24

GENERAL AND ADMINISTRATIVE EXPENSES

         General and Administrative expenses increased by $1,633,496, or 36.99% during fiscal 1997, compared to fiscal 1996. As a percentage of net sales, this item increased from 7.18% during fiscal 1996 to 8.64% during fiscal 1997. Among the most significant increases were the amortization of the Company's information system, which was internally developed, operating expenses and professional external services such as legal and auditing fees.

SALES EXPENSES

         Sales expenses increased by $294,244, or 4.52% for fiscal 1997, compared with fiscal 1996. When the Coopemontecillos R.L. market portion was absorbed, the Company was able to maintain its selling expense structure, and as a result, this item as a percentage of net sales decreased from 10.57% during fiscal 1996 to 9.71% during 1997.

OTHER INCOME/EXPENSES (NET)

         Other income and expenses (net) decreased by $572,106 or 26.59% during fiscal 1997, compared with fiscal 1996. The Company's interest revenues increased by $387,049 or 88% during fiscal 1997, compared with fiscal 1996, and income from "miscellaneous net" increased by $111,846 or 56.73% during fiscal 1997 when compared to fiscal 1996. Along with this increase, interest expense decreased by $177,670 or 6.61% and exchange losses (gains) increased by $104,459 or 102.89%, respectively, during fiscal 1997, compared with fiscal 1996.

YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1995

         The Company's revenues increased from $57,138,759 in fiscal 1995 to $61,535,457 in fiscal 1996, an increase of approximately 7% over the previous year. Pipasa experienced increased revenues in 1996 over the comparable previous year period as a result of its successful efforts to increase the volume of sales of its poultry products.

         Pipasa's operating expenses increased to $10,921,973 for the fiscal 1996, from $10,702,149 for fiscal 1995. General and administrative expenses increased slightly as a percentage of revenue, relative to the previous fiscal year as a result of extraordinary expenses related to the Company, such as professional fees and travel expenses which were advanced to the Company.

         Pipasa generated net income before income tax of $3,015,940 for fiscal year 1996, compared to net income before income tax of $3,754,349 for fiscal 1995. The reduction in net income resulted from rising grain prices during the early part of fiscal year 1996. This rise in grain prices affected the cost of sales and consequently reduced net income. Management decided not to pass to its customers this increase in the sale prices of its products, because it considered the increase in prices of the raw material a typical market fluctuation and cost of doing business and did not want to negatively impact its customers.

         Management expects continued growth of revenues from its core business activities. Management is continuing to expand its market operations and to cut costs to maximize future profit potential.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's liquidity is dependent upon cash flows from operations and the ability to obtain additional financing from external sources.

         The Company's cash and cash equivalents totaled $3.14 million as of June 30, 1998, compared to $1.39 million as of September 30, 1997, a $1.75 million increase.

         Cash provided by operating activities for the nine months ended June 30, 1998 was $1.68 million compared to $473,359 during the same period of fiscal 1997. This increase was primarily a result of a smaller decrease in notes and accounts receivable due from a related party offset by a smaller increase in accounts payable.

         Cash used in investing activities for the nine months ended June 30, 1998 was $1.68 million as compared to $3.4 million for the same period of fiscal 1997. The majority of the 1998 expenditures related to the acquisition of operating assets, including vehicles, fleet and plant machinery. The Company also invested in the acquisition of As de Oros. This was partially offset by the initial cash acquired from As de Oros and proceeds from sales of securities.

         Cash provided by financing activities for the nine months ended June 30, 1998 was $1.35 million as compared to $(0.68) million for the same period for fiscal 1997. The increase in 1998 is mainly due to new loans off-set by payments of short term debt. Management expects to continue to finance operations with its normal operating activities and external sources, and expects that there will be sufficient resources available to meet the Company's cash requirements through the next year.

         As of June 30, 1998, working capital was $6.3 million compared to working capital of $(2.2) million for the same period in 1997, constituting an $8.5 million increase. The current ratios were 1.30 and 0.87 as of June 30, 1998 and 1997, respectively.

         Leverage at June 30, 1998 was 4.46% compared to 3.29% as of September 30, 1997. The variation in these ratios is due to the combined effect of a 93% increase of total liabilities and a 42% increase in stockholders equity. Liabilities include debt of the Company's subsidiary, As de Oros.

         Increase in stockholders' equity is mainly due to an increase in common stock, additional paid in capital, higher retained earnings and a decrease due to shares acquired by the Company which are held as treasury stock.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD LOOKING INFORMATION FOR THE PURPOSE OF
      SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The Company and its representatives may from time to time make written or oral forward-looking statements with respect to their current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties, which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may affect the operating results of the Company are the following: (i) fluctuations in the cost and availability of raw materials, such as feed grain costs in relation to historical levels; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, all of which may impact the Company's pricing power; (iii) risks associated with leverage, including cost increases due to rising interest rates; (iv) changes in regulations and laws, including changes in accounting standards, environmental laws, occupational, health and safety; (v) currency fluctuations; and (vi) the effect of, or changes in, general economic conditions.

         This Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the discussion in Business of the Company and its Subsidiaries and the information incorporated by reference herein, may include certain forward-looking statements, within the meaning of Section 27E of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including (without limitations) statements with respect to anticipated future operations and financial performance, growth and acquisition opportunity and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and should and various of those words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligations to update or review any forward-looking statements based on occurrence of future events, the receipt of new information or otherwise.

         Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result a number of risks, uncertainties and assumptions. Representative examples of these factors include (without limitation) general industrial and economic conditions; cost of capital and capital requirements; shifts in customer demands; and changes in the continued availability of financing in amounts and upon terms necessary to support the Company's future business.

                  BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES

         The Company's operations are largely conducted through Pipasa and As de Oros, its two largest subsidiaries. Pipasa is the largest poultry company in Costa Rica with approximately a 50% market share of the chicken meat market. The main activities of Pipasa are the production and sale of broiler chickens, poultry meat, processed chicken products, commercial eggs and premixed feed and concentrate for livestock and domestic animals. Pipasa has been in the poultry business for more than 27 years with more than 11 years of experience in exports. It owns 38 urban and rural outlets throughout Costa Rica. Today, Pipasa enjoys a vertically integrated operation, which begins with the fertilized egg and ends with the preparation and distribution of fresh whole chickens to fast-frozen and cooked chicken patties and sausages.

         As de Oros is Costa Rica's second largest poultry producer, comprising approximately a 20% share of that country's poultry market. In addition to the production and marketing of poultry and poultry by-products, As de Oros is one of the leaders in the Costa Rican animal feed market, and owns a chain of fried chicken restaurants in Costa Rica called Restaurantes As de Oros.

         The Company promotes its brand names through advertisements and marketing events. The Company considers Pipasa to be among the most recognized Central American chicken producers securing agreements to supply chicken in Costa Rica to Burger King, Pizza Hut, Subway, KFC and Gerber Products and to McDonalds in Central America. Within the last three years, the Company has invested approximately $4.3 million in assets that have increased efficiency and output, such as an automatic de-boning machine, a new incubation plant (regarded as one of the most modern in Central America), a nipple-type drinking system to feed birds and a new distribution fleet.

DISTRIBUTION NETWORK

         The Company has a distribution fleet consisting of approximately 230 (including As de Oros) delivery trucks specially designed to deliver poultry products. These trucks play an important role in the Company's export business, as they give the Company the necessary fleet size to export to other countries. These trucks deliver fresh products daily, thus maintaining the Company's reputation for fresh quality products. Through its outlets, the Company is able to distribute its products to customers in urban and rural areas who may not have easy access to supermarkets. The majority of these outlets are owned by the Company and are located in the urban areas.

EXCHANGE RATE RISK

         The Company makes U.S. Dollar payments for its raw materials and bank facilities. This U.S. Dollar expense component is not unique to the Company, as all poultry producers in Central America must rely on U.S. companies for raw materials like corn, soybean meal and reproduction birds. Given its U.S. Dollar exposure, the Company actively manages its exchange rate risk. It uses a financial model to determine the best strategy to mitigate against Colones devaluation against the U.S. Dollar. The Company systematically increases its yearly sales prices by a rate that runs in pace with Colon devaluation against the U.S. Dollar. For the fiscal year 1997 and the nine months ended June 30, 1998, the national devaluation rate was 11.60% and 7.57%, respectively, and correspondingly, the Company increased its prices 12.6% and 9.90%, respectively. Management believes that the Company's strong market will allow for this type of price increase without sacrificing demand and market share. The Company has successfully passed along such increases for the last five years.

         Management plans to increase its export operations in order to increase its U.S. Dollar revenue, as all export sales are made in U.S. Dollars. For the nine months ended June 30, 1998, exports increased 16.9% compared to exports for the same period in 1997.

COMMODITY RISK

         The Company imports all of its corn, the primary ingredient in chicken feed, from the United States. Movements in the price of corn can significantly affect the Company's net profit margin. The Company has a department exclusively dedicated to hedging its corn and soybean meal exposure and has been doing so for the last six years. The Company is not involved in speculation and only hedges known exposure. The department works closely with its broker dealers FIMAT and Prudential Securities and confers with its internal hedging committee in order to employ the best strategy to hedge corn exposure. The Company sets a conservative target price for its corn, which is based on worst case assumption (i.e. adverse weather conditions, thus high prices).

FOREIGN COMPETITION

         The Company's local market share could potentially be threatened by foreign competition. The Company believes that this likelihood is low for several reasons. The Company has a strong reputation for producing high quality products at a reasonable price. Secondly, Costa Ricans prefer fresh chicken to frozen chicken and due to transportation constraints and distance, foreign competitors would have to sell frozen chicken if they were to sell it in Costa Rica.

         The Agriculture Ministry in Costa Rica monitors all the chicken entering the country, as it wants to prevent Newcastle Disease from entering the country. The Costa Rican market is also protected by tariff agreements. Chicken importers must pay duties as dictated by GATT agreements. These agreements were reached during the GATT and Uruguay Round and are due to expire in 2004. They provide that only 887 MT (metric tons) of whole chicken parts or chicken derivatives can be imported to Costa Rica from countries outside of the Central American Common Market. The Central American Common Market ("MCCA") which originated in 1963, was the integration of the political and economic system of the countries in Central America. The purpose for the integration was to create a market large enough for industries to benefit from greater economies of scale. Members of the MCCA include Costa Rica, Guatemala, Nicaragua, El Salvador and Honduras. This quota is taxed 39% and amounts in excess of this quota are subject to a 200% tariff. This tax rate was based on the additional cost of producing poultry in Costa Rica compared to cost of production in the U.S.

COMMODITY RISK MANAGEMENT

         The Company's greatest cost components are corn and soybean meal, which are imported from the United States. The Company purchased approximately $1,000,000 per month in corn through the Chicago Board of Trade ("CBOT"). Corn and soybean meal purchases represent approximately 50% of total cost of goods sold and 70% of raw material costs. The price of corn and soybean meal, like most grain commodities, is fairly volatile and requires consistent and daily hedging in order to minimize the effect of price increases on its profit margin. The minimum contract size for corn purchased through the CBOT is 5,000 bushels per contract (delivery dates are September, December, March, May and July) and the tick size for corn is $0.0025. The tick size indicates the volatility of a contract. In the case of corn, a tick size of $0.0025 means that for each one-quarter cent move on a contract, the price of corn on one contract moves $12.50.

         The Company has been actively hedging its exposure to corn since 1991. It has a dedicated department whose sole responsibility is to evaluate, on a daily basis, the price of corn and soybean meal. All hedging activities are headed by the financial department, which has been trained at the CBOT and attends regular seminars on commodities hedging strategies.

         Hedging strategies must go through a hedging committee. The committee consists of two analysts, as well as the Financial Director, Financial Manager and General Vice President. The committee meets at least once a month to evaluate the Company's exposure in corn and soybean meal. The Company's strategy is to hedge against price increases in corn and soybean meal. It is not involved in speculative trading. Contracts range from one month to six months. The Company will buy directly from the spot market if market conditions are favorable, but as a general rule, it purchases at least 50% of its corn through contracts. The Company's hedging strategy is set by its yearly budget, which determines how much corn and soybean meal it will need and the price it must pay in order to meet budget forecasts. It uses an internal pricing model to run sensitivity models. The Company bases its target prices on the worst case price assumptions (i.e. high corn prices). The prices paid by the Company for corn had fallen 3.4% below its budgeted prices as of September 1997. Prices for 1998 have been below or equal to budgeted prices.

         The Company has a $250,000 credit line with FIMAT and draws upon this credit line in order to cover its initial margin deposit. The interest rate paid on this line of credit is less than 10% on drawn amounts. The Company is in constant contact with its brokers (at least three to four times a day) and receives advice from the broker dealer's corn experts.

         The Company's soybean meal purchases total approximately $600,000 a month. The hedging strategies for soybean meal purchases are identical to that of corn purchases, except that the Company purchases its soybean meal through a Costa Rican company, Inolasa, in which the Company holds a 10% equity ownership of the outstanding stock. In Costa Rica, there exists a 5% tax for soybean meal imports, which is not levied if purchased through Inolasa. If for any reason Inolasa cannot deliver the soybean meal to the Company, the Company can buy its soybean meal directly from the CBOT. Thus far, the Company has never had to go directly to the CBOT to purchase soybean meal. On a historical basis, the Company's 1997 prices paid for soybean meal have been close to 5.0% below its budgeted prices.

EXCHANGE RATE RISK MANAGEMENT

         In addition to movements in the price of corn and soybean meal, due to weather conditions or demand levels, the Company has exposure to fluctuations in exchange rates, as payments for corn, soybean meal and reproduction birds are in U.S. Dollars. The Company has an internal Economic Studies Division whose sole function is to follow economic and industrial trends that influence foreign exchange levels. This division examines areas such as poultry gross national product, GNP, inflation, devaluation, export and import growth rates, growth in real wages, unemployment and population rates.

         The raw material purchases have an average payment period of 120 days, hence exchange rate risk is for four months. During this time, accounts are paid and costs are updated to reflect new exchange rates. In the event of a severe devaluation of the Colon, or increases in international prices, the Company can increase sales prices to recuperate its foreign exchange losses. In addition, all of the Company's exports are denominated in U.S. Dollars (even exports within Central America). Management expects that the strategy to increase exports will increase the Company's U.S. Dollar revenues. Currently, the Company has financial liabilities of $6.0 million. The Company uses a model to determine the maximum devaluation possible before it considers taking on Colon-based debt. In effect, the Company borrows in U.S. Dollars when the economies prove it to be less expensive than borrowing in Colones.

PRICING

         In Costa Rica, there are no laws against monopolies, however, there are laws against monopolistic practices. Companies, which have a dominant market share in Costa Rica, cannot arbitrarily increase prices in order to take advantage of market position. Companies are also forbidden to work in conjunction with their competitors in order to create price collusion. Given these guidelines, the Company's pricing strategies are influenced by two main factors: industry conditions and currency devaluation. As previously mentioned, the Company will use its financial model to increase prices accordingly in order to mitigate devaluation of the Colon. During the last 10 years, the Costa Rican Colon has devalued an average of 13.5% per year, which the Company has mitigated by increasing prices on average by 14.0% per year for its chicken, meat by-products and animal feed segments.

         In terms of consumer reaction to price increases within the chicken broiler segment, there is little differentiation for customers between one competitor and another. Instead, prices are set by the leader, which in the Costa Rican market is the Company's subsidiary, Pipasa. As the market and price leader, the Company has the flexibility to increase its prices without losing significant market share. Given the consistent increase in chicken prices over the past 12 years, the Company believes it has excellent data on consumer reactions to price increases. In the Company's experience, a significant increase in prices leads to a temporary decrease in demand that lasts approximately two months.

MAIN BUSINESS SEGMENTS

         Poultry is a popular food item in Costa Rica because of its easy preparation, nutritional value and low price when compared to other meats in the country. Per capita consumption of poultry has increased from 16.2 kilos (35.6 lb.) in 1994 to 18.0 kilos (39.6 lb.) in 1996, an 11.11% increase during the two year period. Poultry is consumed in all social levels and is not defined by geographic markets. The popularity of poultry in Costa Rica extends beyond broiler chicken (whole chicken) and includes chicken by-products like sausages and cold cuts.

         The following is a brief description of the main business segments of the Company:

BROILER CHICKEN

         Sales of broiler chicken represented approximately 64% and 58% of the Company's total sales during fiscal 1997 and the nine month period ended June 30, 1998, respectively. Gross margins for locally sold broilers as a percent of total broiler chicken sales was 26.97% in 1997 and 24% for the nine months ended June 30, 1998.

CHICKEN BY-PRODUCTs

         Chicken by-products include sausages, bologna, chicken nuggets, chicken patties, frankfurters, salami and pate. Chicken by-products represented a little over 11% and 9.74% of the Company's total sales for fiscal 1997 and the nine months ended June 30, 1998, respectively. Chicken by-products are a very profitable segment of the business, with gross margins as a percent of total by-products sales of roughly 38%.

ANIMAL FEED

         Animal feed is made with imported raw materials such as corn and soybean meal, along with the unused portions of chicken and other vitamins and minerals. It is marketed for consumption by cows, pigs, birds, horses and domestic pets. Animal feed represented approximately 9.62% and 14.62% of the Company's total sales during 1997 and the nine month period ended June 30, 1998, respectively.

OTHERS

         This segment includes sales of commercial eggs, fertile eggs, animal feed and baby chicks to integrated producers, as well as raw materials and baby chicks to third parties.

POULTRY RAISING PROCESS

         The poultry raising process starts with the import of one-day old parent hens from the United States. Once these hens reach their laying period, which takes 20 weeks, they produce fertile eggs, which are then incubated in order to produce baby chicks. The hatching period lasts 21 days, which is divided into 19 days in hatching machines and two days in birth chambers. These baby chicks are inoculated to prevent diseases. The chicks are then brought to the Company's own raising house or to independent integrated producers who raise the chicken to full size (typically a seven week process) providing basic elements such as vitamins, formula and a balanced ration of feed. The integrated producers are a group of 72 farmers who own their own land and facilities. They have a long-term contract with the Company to raise the baby chicks to adult birds with an average weight of 1.87 kilograms (4.1lb.). Integrated producers supply 30% of the total chicken needed by the Company and are paid according to the weight and quality of the chicken produced and the mortality rate of the lot of chickens raised. The Company provides free veterinary services and offers vaccines and chicken feed to the farmers at wholesale prices. Regardless of whether the Company raises the chicken or integrated producers do, the chickens are regularly inspected for immune deficiencies, vitamin levels and general diseases. By working in conjunction with these integrated producers, the Company has greater flexibility to increase or decrease the number of chickens raised depending on the Company's growth objectives.

PROCESSING FACILITIES AND HEALTH GUIDELINES

         Once the chickens reach the desired weight, they are then taken to the processing plant. The Company's processing house is among the most sophisticated and largest in the country. The plant size is approximately 6,205 square meters and has the capacity to process 7,000 broilers per hour. The processing plant is where the chicken is slaughtered and the meat packaged or processed to make chicken by-products. As with all animal processing facilities, the processing plant must be kept clean in order to prevent the spread of bacteria. For this reason, the Company's employees are required to wear protective masks, caps, boots, gloves and coats at all times while in the processing plant. Each time an employee enters or leaves the processing plant, boots must be soaked and rinsed with bleach. All bathroom facilities are located outside of the plant and are equipped with foot operated faucets. All new employees are trained as to the proper procedures required in handling and preparing food.

         A government health inspector is at the plant 24 hours a day. The government representatives inspect every step of the processing procedure and send samples of the meat to government labs for analysis for bacteria and other organisms. In addition to government inspectors, the Company has its own staff of inspectors who also take samples of the meat at each step of the production process. These samples are then sent to Pipasa's own labs for analysis. Because Costa Rica has been declared free of Newcastle Disease, the Animal and Plant Health Inspection Service (APHIS) surveys work in the Company's facilities to ensure that Costa Rica continues to be free of Newcastle Disease. The Company recently adopted the guidelines of HACCP which are expected to be fully implemented in the future. HACCP is a prevention based food safety system used widely throughout the food industry in Total Quality Management. It is a tool used to assess hazards and to establish controls based on the prevention of food contamination. For example, temperature must be carefully controlled as microbial growth is encouraged between 4-60 degrees Celsius or 40-160 degrees Fahrenheit. HACCP encourages employees to gain an in-depth understanding of total food production. The employees thus take an active role in ensuring food quality and safety. By identifying critical points in the process flow that could lead to contamination of food products and applying control measures at each point, the likelihood of a food borne illness is reduced.

BROILER CHICKENS CUSTOMERS

         The Company's main brand names are Pipasa, Kimby, Mimados, Nutribel, Pavo Supremo and Kanin, which includes mostly broiler chickens, chicken parts, mixed cuts and breasts. Broiler chicken is a generic product that is directed to customers of all social and economic levels. It is estimated that Costa Ricans eat chicken at least once a week. Chicken is sold to institutional clients, schools, hospitals, restaurants and small grocery stores. Pipasa currently supplies Burger King, Subway, Pizza Hut, Gerber Products, Rostipollos and KFC in Costa Rica. Pipasa was recently selected by McDonalds to be its poultry products supplier for all of Central America.

CHICKEN BY-PRODUCTS CUSTOMERS

         The Company's meat by-products are sold through the Kimby brand name and are sold to all social and economic classes. The Kimby brand name is the leading seller of chicken by-products in Costa Rica. These products are sold mainly in supermarkets and sales of these products are predominantly driven by price. The Kimby brand name is one of the leading sellers of chicken by-products and the leading seller of chicken sausages in Costa Rica.

ANIMAL FEED CUSTOMERS

         The Company's animal feed products are sold through the Nutribel brand name. These clients are mainly big wholesalers and high scale breeders. This customer group is focused on quality and price. Products marketed through the Mimados brand name, a division within Nutribel, targets veterinarians, pet stores and supermarkets. These clients are typically among the medium to higher income levels. The leader in this market is Dos Pinos (33% market share) which sells animal feed exclusively to co-operatives. The rest of this market is very fragmented.

"OTHER" CUSTOMERS

         Customers of this segment are mainly integrated producers, small farmers and commercial egg distributors.

MARKETING

         The Company has a dedicated division for marketing. The marketing department's responsibility is to disseminate the Company's various products and brand names. In addition to television and radio advertisements, the Company works with its distribution centers to give away posters, T-shirts and hats that promote the Company's product brand names. In Costa Rica, the Company's brand names commonly appear on major billboards and bus stops. There are more marketing techniques available for use in meat by-products, as these items can be packaged in a more effective manner in order to draw customers.

DISTRIBUTION

         The Company's distribution fleet consists of approximately 156 trucks. The fleet delivers to over 11,200 clients. These trucks are specially designed to deliver poultry and are equipped with refrigeration chambers. These vehicles typically have a useful life of 5 years. The Company's products are sold not only through supermarkets, but also through rural and urban retail outlets. A majority of total distribution is conducted through its urban retail outlets, a smaller portion through rural outlets and the remaining distribution is serviced through the Company's processing plants. These retail outlets are dedicated to the sale of the Company's products exclusively. Prices for products sold in these retail outlets are identical to prices quoted in supermarkets. The products sold are fresh as these retail outlets are typically situated near the Company's processing facilities, which enables trucks to make deliveries on a daily basis. Products may be sold by the unit or wholesale. The Company currently has 29 urban distribution outlets and 9 rural outlets. The rural outlets are strategically located near major roadways, and are equipped with refrigeration chambers that allow for storage of chicken. The Company plans to increase the capacity of these cold room storage facilities in order to meet increased production plans (specifically for chicken by-products). The increased capacity will enable distribution trucks to make more deliveries, as trucks can simply return to the nearest agency to reload their trucks, as opposed to returning to the main plant in order to reload.

EMPLOYEES, COMPENSATION AND INCENTIVES

         The top management level at the Company has on average almost 15 years of experience with the Company and has been able to grow Pipasa's market share to approximately 50% and As de Oros' market share to approximately 20% by creating efficient operations, making strategic acquisitions and producing high quality products.

         The success of the Employee's Solidarity Association (ASEPIPASA) and the fact that there has never been a strike at the Company's facilities, reflects the quality of the management team and its ability to keep its employees satisfied. ASEPIPASA provides recreational facilities, healthcare and pension benefits as well as financial services to the Company's employees. The Company encourages its employees to make a career at the Company.

         As of September 30, 1998, the Company had approximately 3,000 full-time employees (including employees of As de Oros), of whom 55 were in management and 247 were in administration. Private companies typically support their own workers' associations instead of organized unions, which provide certain services such as credit, recreational facilities and subsidized housing, as well as healthcare benefits. The Company's employees created ASEPIPASA in 1985. This association sits on land donated by Mr. Chaves and is among the largest solidarity associations in Costa Rica. The association has a swimming pool, soccer field, outdoor sports, sauna and a 1,000 seat gymnasium facility. At the Company, all the employees participate in the association. This level of participation is a direct reflection of the quality of services and benefits available to the Company's employees.

         Salaries in Costa Rica are increased twice a year as dictated by the government in order to counterbalance the effect of inflation and the cost of living. By law, each year, companies are required to pay to the employees 8.33% of an employee's yearly gross salary as severance which must be paid upon termination of a labor contract without just cause to a maximum of eight years. At the Company, employees have the option to have the 8.33% paid to ASEPIPASA as part of a savings incentive program for as long as they work for the Company, not just 8 years. Few other companies in Costa Rica offer this option. The savings incentive program works as follows: Pipasa pays at each pay period to ASEPIPASA 5% of the employee's wage for that pay period. 5% is then matched by the employee. In February each year, the Company makes the final payment equal to 3.33% of the employee's total yearly gross salary. Employees have the option to deposit the remaining 3.33% due from the Company into pension fund Provida. ASEPIPASA manages all the cash generated by the savings incentive program. It invests in low risk vehicles like certificates of deposit and other AA rated or better investment vehicles. Employees can borrow against the amount in their savings at a local interest rate of 18% - 30%. Once an employee leaves the Company, the employee is entitled to the total amount accumulated in their severance and savings incentive account.

         All employees are protected by obligatory insurance with the Caja Costarricense de Seguro Social ("CCSS") and the Instituto Nacional de Seguros ("INS") which are the government's social security and insurance programs. All companies in Costa Rica must pay the CCSS 21% and the INS 1.74% of each employee's monthly salary. These contributions serve as a policy for healthcare and employee accidents. This policy has unlimited coverage. For example, if an employee were to suffer serious injury while at work, the CCSS and INS will provide hospitalization, rehabilitation and medicine. The CCSS pays 70% of the employee's normal salary during the periods in which he or she is unable to work. In addition to these benefits, employees must pay a total of 9% of their monthly salary to the CCSS in order to receive healthcare, pension and maternity care benefits.

         Employees are provided with a profit sharing program. If the Company has a successful year and generates profits in excess of budgeted levels, the Company will distribute a percentage of its net income to its employees. This incentive is calculated monthly and distributed every two months.

         In conjunction with a local university, the Company offers a business administration program for its employees. The main goal of the program is directed toward developing the Company's future management team. Classes are held at the Company's facilities.

BACKLOG

         At September 30, 1998, the Company had no backlog.

PROPRIETARY INFORMATION

         The Company uses no material proprietary information in connection with its operations.

ENVIRONMENTAL COMPLIANCE

         The Company is not subject to any material costs for compliance with any environmental laws in any jurisdiction in which it operates. However, in the future, the Company could become subject to material costs to comply with environmental laws in jurisdictions in which it does not now do business. At the present time, the Company cannot assess the potential impact of any such potential environmental regulation. The Company has been and is practicing for several years sustainable environmental policies such as reforesting approximately 500 hectares with hardwood trees, processing and recycling its wastes, producing organic fertilizer and building oxidation lagoons and sewage treatment plants.

GOVERNMENT REGULATION

         The poultry hatcheries and processing plants are subject to regulation under Costa Rican law regarding cleanliness and health standards. Exports of the Company's poultry products are regulated in the countries in which the Company makes sales. Such regulation is not considered to be a burden on the Company or to have a material effect on the Company's ability to make a profit. Otherwise, the Company is not subject to any material governmental regulation or approvals.

YEAR 2000 ISSUE

         The Company has established a central committee to coordinate the identification, evaluation and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Minor areas of potential business impact have been identified and are being measured, and initial conversion efforts are underway. The Company also is communicating with suppliers, dealers, financial institutions and others with which it does business to coordinate year 2000 conversion. The total cost of compliance and its effect on the Company's future results of operations is being determined as part of the detailed conversion planning.

DESCRIPTION OF PROPERTY

         The following contains descriptions of the facilities utilized by the Company in its operations. All facilities are owned by the Company.

         PRODUCTION AREA

         This area has the following divisions: Reproduction, Incubation, Broiler Chicken and Reproduction Hen, Processing Plant, Further Processing and Animal Feed Plant.

REPRODUCTION DIVISION

/bullet/ Present capacity of
         production installed:        26,208,000 of fertile eggs

/bullet/ Location:                    The installations are located in Sardinal
                                      de Puntarenas.

INCUBATION DIVISION

/bullet/ Present capacity of
         production installed:        24,401,520 youngsters chicks/year

                                      469,260 youngsters chicks/week

/bullet/ Location:                    The plant is located in Aranjuez de
                                      Puntarenas.

         This plant is one of the most modern incubation plants in Central America, which allows for an expansion of its halls of incubation and hatching, to increase production, and fulfill future needs of customers for many years.

ANIMAL FEED DIVISION

/bullet/ Location:                    (1)  San Rafael de Alajuela
                                      (2)  Sardinal de Puntarenas

/bullet/ Present capacity installed:  (1) 33 tons of animal feed per hour
                                      (2) 13 tons of animal feed per hour

         The plants perform the activities such as: Ground grains, flour mixing and packing of different types of balanced food.

BROILER DIVISION

/bullet/ Present capacity:            20,500,000 youngsters/year

/bullet/ Location of the farms:       63 farms owned and located in the central
                                      area of the country.

/bullet/ Youngsters are received one day after birth. During this time the chicks receive three types of diet according to growth requirements. This growing stage lasts 43 days.

PROCESS DIVISION

/bullet/ Present capacity of
         process:                     26,038,195 kilograms per year

/bullet/ Location of the farms:       The plant is located in San Rafael de
                                      Alajuela.

/bullet/ The process is divided into slaughter and pluck, coolers and retailers, packing and cuts, subproducts.

FURTHER PROCESSING

/bullet/ Present capacity:            2,900 ton/year

/bullet/ Location:                    The plant is located in San Rafael de
                                      Alajuela

/bullet/ The process is divided into sausage, formed, packing and hot zone (oven and cooking tanks) areas.

MARKETING AREA

/bullet/ The chicken and further process products are distributed through nine retail outlets using the vehicle fleet in rural zones and 27 owned retailers in the central provinces of the country that carries all of our products to more than 8,500 different clients. These include the majority of the recognized supermarkets, suppliers, meat markets and other clients.

ADMINISTRATIVE AREA

/bullet/ Headquarters of Pipasa are located in La Ribera de Belen, Heredia.

LEGAL PROCEEDINGS

         No legal proceedings of a material nature to which the Company is a party were pending during the reporting period, and the Company knows of no legal proceedings of a material nature pending or threatened or judgments entered against any director or officer of the Company in his capacity as such.

         The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol RICA. The following tables set forth the market price range of the Common Stock for each quarter during the years ended September 30, 1998 and 1997, and for the period from October 1, 1998 to December 3, 1998, based on the high and low closing sale prices as reported on the Nasdaq SmallCap Market. Such high and low sale prices reflect interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                    MARKET PRICE RANGE
                                              -------------------------------
                                                   HIGH               LOW
                                              -------------      ------------
FISCAL 1999
-----------
First Quarter (10/1/98 to 12/3/98)                $1.750             $1.437

FISCAL 1998
-----------
First Quarter (10/1/97 to 12/31/97)               $1.156             $1.125
Second Quarter (1/1/98 to 3/31/98)                 1.906              1.844
Third Quarter (4/1/98 to 6/30/98)                  1.781              1.719
Fourth Quarter (7/1/98 to 9/30/98)                 1.688              1.563

FISCAL 1997
-----------
First Quarter (10/1/96 to 12/31/96)               $2.250             $2.125
Second Quarter (1/1/97 to 3/31/97)                 1.625              1.500
Third Quarter  (4/1/97 to 6/30/97)                 1.638              1.500
Fourth Quarter (7/1/97 to 9/30/97)                 1.500              1.375

         As of the Record Date, the Company had 22,256,454 shares of Common Stock outstanding and approximately 1,000 holders of record of such stock, and no shares of Preferred Stock outstanding.

         Prior to the date hereof, there has not been a public trading market for the common stock of either Pipasa or As de Oros.

         As reported by Nasdaq, on October 13, 1998, the last full trading day prior to the filing of the Company's Current Report on Form 8-K, dated October 14, 1998, announcing the signing of the Acquisition Agreements, the last sales price for the Company's Common Stock was $1.50, and on December 3, 1998, the last full trading day prior to the date of this Consent Solicitation Statement, the last sales price was $1.7188.

DIVIDENDS

         The Company has never paid any dividends on the Common Stock. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future based on its expected operating cash flow requirements (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in each of the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998. The Nevada General Corporation Law prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration and payment of dividends on the Company's Common Stock and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. No assurance can be given that the Company will pay any dividends on the Common Stock.

         Pipasa paid dividends to the Company in 1997. For 1996, Pipasa paid dividends to the original stockholders of that company of approximately $1.18 million. Dividends for 1998 have not yet been declared.

                        INFORMATION AS TO STOCK OWNERSHIP

         The following table sets forth, as of the Record Date, the number of shares of Common Stock of the Company which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director, (iii) certain executive officers of the Company, and (iv) all directors and officers as a group, prior to the Acquisitions and after the Acquisitions:

                                                                         PERCENT OF                                 PERCENT OF
                                               AMOUNT AND NATURE        SHARES OWNED        AMOUNT AND NATURE      SHARES OWNED
            NAME AND ADDRESS OF             OF BENEFICIAL OWNERSHIP       PRIOR TO       OF BENEFICIAL OWNERSHIP       AFTER
            BENEFICIAL OWNER(1)           PRIOR TO ACQUISITIONS(2)(3)  ACQUISITIONS(2)  AFTER ACQUISITIONS(2)(3)  ACQUISITIONS(2)
----------------------------------------  ---------------------------  ---------------  ------------------------  ---------------
Calixto Chaves .........................         5,979,945(4)              26.87%             17,030,729(5)           44.44%

Commercial Angui, S.A...................         2,447,058                 10.99%              7,459,820(6)           19.46%
  c/o Bufete Chaverri, Soto & Asociados
  Barrio Escalante de Cine Magaly,
  400 Metros Este
  San Jose, Costa Rica

Jorge M. Quesada .......................           156,885(7)               *                    156,885(7)            *

Monica Chaves ..........................           400,000(8)               *                    400,000(8)            *

Luis Guinot, Jr.........................                 0                  0                          0               0

Luis J. Lauredo.........................                 0                  0                          0               0

Federico Vargas ........................                 0                  0                          0               0

Alfred E. Smith IV......................           100,000                  *                    100,000               *

Jose Pablo Chaves ......................           837,971                  *                    837,971               *

------------------
*        Indicates less than 1% of outstanding shares owned.
(1) Unless otherwise indicated, the address of each beneficial owner is Costa Rica International, Inc., 95 Merrick Way, Suite 507, Coral Gables, Florida 33134.
(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.
(3) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(4) Includes 2,583,945 shares of Common Stock owned of record by Atisbos de Belen, S.A., a Costa Rican corporation wholly-owned by Mr. Chavez and his wife, 2,500,000 shares of Common Stock owned of record by Inversiones Leytor, S.A., a Costa Rican company wholly-owned by Mr. Chaves, and 896,000 shares of Common Stock owned of record by OCC, S.A., a Costa Rican company wholly-owned by Mr. Chaves and his wife. Does not include 400,000 shares and 837,971 shares owned by his adult daughter and adult son, respectively.
(5) Includes 11,050,784 shares of Common Stock to be acquired pursuant to the Pipasa Acquisition.
(6) Includes 5,012,762 shares of Common Stock to be acquired pursuant to the As de Oros Acquisition.

                                       39

(7) Includes 156,885 shares owned by Jorque, S.A., a closely-held Costa Rican company whose principal shareholders are the wife and adult son of Mr. Calixto Chaves.
(8) Owned of record by Moninternacional, S.A., a Costa Rican corporation owned by Monica Chaves, the adult daughter of Mr. Chaves Zamora. Mr. Chaves disclaims any beneficial ownership of these shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of Arthur Andersen is expected to be available prior to the Active Date to respond to appropriate questions from stockholders.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company has incorporated by reference in this Consent Solicitation Statement the financial statements and notes thereto from the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997 (pages 22 to 40), and Quarterly Report on Form 10-Q for the period ended June 30, 1998 (pages 3 to
14). Both the Company's Form 10-KSB for the year ended September 30, 1997 and Form 10-Q for the period ended June 30, 1998 have been included with this Consent Solicitation Statement.

         The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Consent Solicitation Statement has been delivered, within one business day of the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Consent Solicitation Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, as amended, is accompanied by a list briefly describing all the exhibits not contained therein. The Company will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Secretary, Rica Foods, Inc., 95 Merrick Way, Suite 507, Coral Gables, Florida 33134, telephone number (305) 476-1760.

                                    By Order Of The Board of Directors

                                    Monica Chaves
                                    Secretary

Coral Gables, Florida
December 4, 1998

                 CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS
                         OF AS DE OROS AND SUBSIDIARIES

                                   (Unaudited)

                  CORPORACION AS DE OROS, S.A. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
                               AS OF JUNE 30, 1998
                            (IN THOUSANDS OF DOLLARS)

    Assets

Cash and cash equivalents                              $       1,219
Notes and accounts receivables, net                            3,844
Inventories, net (note 2)                                      4,711
Other current assets                                             921
                                                       -------------
    Total current assets                                      10,695
                                                       -------------
Property, plant and equipment, net                             5,257
Other assets                                                   1,122
                                                       -------------
    Total Assets                                       $      17,074
                                                       =============

    Liabilities and Stockholders' Deficit

Short term notes payable (note 3)                      $       2,171
Accounts payable                                               2,474
Other current liabilities                                      2,082
                                                       -------------
    Total current liabilities                                  6,727

Long term debt (note 4)                                       12,060
                                                       -------------
    Total Liabilities                                         18,787
                                                       -------------
    Stockholders' Deficit

Common stock                                                   4,657
Preferred nominal shares                                       1,003
Additional paid in capital                                       736
Accumulated deficit                                           (5,218)
Foreign currency translation adjustment                       (2,891)
                                                       -------------
Total Stockholder's Deficit                                   (1,713)
                                                       -------------
  Total Liabilities and Stockholders'  Deficit         $      17,074
                                                       =============

     See accompanying notes to consolidated condensed financial statements.

                  CORPORACION AS DE OROS, S.A. AND SUBSIDIARIES
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                            1998            1997
                                            ----            ----
Net sales                                $  36,033       $  35,905
Cost of sales                               26,527          27,960
                                         ---------       ---------
  Gross profit                               9,506           7,945
                                         ---------       ---------
Operating expenses
    Selling                                  5,398           5,177
    Administrative                           2,026           1,904
                                         ---------       ---------
    Total operating expenses                 7,424           7,081
                                         ---------       ---------
Operating income                             2,082             864

    Interest expense                         1,217           1,849
    Interest income                            (31)            (56)
    Exchange losses, net                       818             560
    Miscellaneous, net                        (325)            174
                                         ---------       ---------
Other expenses, net                          1,679           2,527
                                         ---------       ---------
Net income (loss)                              403          (1,663)

Preferred stock dividends                      (84)           (110)
                                         ---------       ---------
Net income (loss) applicable to
  common stock                           $     319       $  (1,773)
                                         =========       =========
Earnings (loss) per share
      Basic earnings (loss) per
       common share                      $    0.22       $   (1,19)
                                         =========       =========
      Weighted average number of
       common shares outstanding         1,500,000       1,500,000
                                         =========       =========
      Diluted earnings (loss) per
       common share                      $    0.22       $   (1,19)
                                         =========       =========
      Adjusted weighted average
       number of shares                  1,500,000       1,500,000
                                         =========       =========

      See accompanying notes to consolidated condensed financial statements

                  CORPORACION AS DE OROS, S.A. AND SUBSIDIARIES
           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                 FOR THE NINE MONTHS ENDED JUNE 30 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                             1998        1997
                                                             ----        ----
Cash flows from operating activities:

     Net income (loss)                                     $   403    $  (1,663)
     Adjustments to reconcile net income to
      net cash provided by (used in) operating
      activities
        Depreciation and amortization                          357          661
        Allowance for doubtful accounts                         98           89
        Allowance for renewal of  production poultry           279          432
     Cash provided by (used in) changes in:
             Notes and accounts receivable                    (833)      (1,195)
             Due from related party                           (689)           -
             Inventories                                      (919)         404
             Prepaid expenses                                 (107)           2
             Accounts payable                               (1,494)       1,108
             Accrued expenses                                  304          310
             Long term receivable,  trade                      (13)           -
                                                           -------    ---------
Net cash provided by (used in) operating activities         (2,614)         148
                                                           -------    ---------
Cash flow from investing activities:
     Short-term investment                                     144           43
     Additions to property, plant and equipment               (374)        (114)
     Proceeds from sale of productive assets                   227            -
     Other assets                                             (776)         228
                                                           -------    ---------
Net cash provided by (used in) investing activities           (779)         157
                                                           -------    ---------
Cash flow from financing activities:
        Short-term financing increase in notes
         payable                                             3,454          221
        Preferred cash dividends                              (110)         (83)
        Long term financing:
            New loans                                                       624
            Payments                                          (545)        (811)
         Due to related party                                  996            -
                                                           -------    ---------
Net cash provided by (used in) financing activities          3,795          (49)
                                                           -------    ---------
Effect of exchange rate changes on cash                         42         (345)

     Net increase (decrease) in cash                           444          (89)
     Cash balance at beginning of period                       775        1,560
                                                           -------    ---------
     Cash balance at end of period                         $ 1,219    $   1,471
                                                           =======    =========

      See accompanying notes to consolidated condensed financial statements

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                           AS DE OROS AND SUBSIDIARIES
                               AS OF JUNE 30, 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Principles of consolidation

         The consolidated condensed financial statements include the accounts of As de Oros. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)      Accounting principles

         The consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP").

(c)      Uses of estimates

         Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of assets and liabilities to prepare financial statements in conformity with GAAP. Actual results could differ from those estimates.

(d)      Foreign currency translation

         Most business transactions of As de Oros take place in the Republic of Costa Rica, where the local currency is the colon. The parity of the colon to the U.S. dollar is determined in a free exchange market supervised by the Central Bank of Costa Rica. As of June 30, 1998, the commercial exchange rate was (Colones) C256.85 to US$1.00.

         The consolidated condensed financial statements have been translated to US dollars on the basis of the colon as the functional currency, as follows: assets and liabilities denominated in US dollars have been stated at nominal dollar amounts; assets and liabilities denominated in Costa Rican colones have been translated at the commercial exchange rates prevailing at balance sheet dates; stockholders' deficit accounts have been translated at exchange rates in effect when incurred or realized (historical exchange rates); revenue and expenses have been translated at average rates in effect during the nine months ended June 30, 1998 and 1997. Translation adjustments have been recorded as a separate component of stockholders' deficit.

(e)      Inventories

         Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method, except for inventories in transit which are valued at specific cost. The allowance for renewal of production poultry is determined based on the estimated poultry reproductive period.

(f)      Property, plant and equipment

         Property, plant and equipment are stated at cost. Improvements to property and equipment which extend their useful lives are capitalized. Disbursements for maintenance, repairs and minor renewals are expensed when incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets: buildings-50 years; vehicles, machinery and equipment, furniture and fixtures-between 5 and 20 years.

(g)      Year 2000

         As of June 30, 1998, As de Oros' management has established a committee to coordinate the identification, evaluation and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Minor areas of potential business impact have been identified and are being measured, and initial conversion efforts are underway. As de Oros is also communicating with suppliers, dealers, financial institutions and others with which it does business to coordinate year 2000 conversion. The total cost of compliance and its effect on future results of operations is being determined as part of the detailed conversion planning.

(h)      CONTINGENCIES

         In 1997, Costa Rican tax authorities issued an assessment for fiscal year 1995 seeking US$128,341 of additional income taxes. Authorities have contested depreciation expense and income tax withholdings of employees. The Company has appealed this decision and does not expect that its resolution will result in material adverse effect on the results of its operations or its financial position.

         The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the final resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations, or liquidity.

         The Company is committed to comply with several financial and operational covenants incorporated into a debt agreement (see note 4), and to review the relevant terms included in the agreement to prevent the occurrence of events of default.

(2)      INVENTORIES

         As of June 30, 1998, inventories consist of the following (in thousands of dollars):

               Finished products                                $    1,055
               Poultry                                                 719
               Production poultry                                    1,088
               Materials and supplies                                  376
               Raw materials                                           915
               In transit                                              708
                                                                ----------
                                                                     4,861
                                                                ----------
               Allowance for renewal of production poultry            (150)
                                                                ----------
                    Total                                       $    4,711
                                                                ==========

(3)      SHORT-TERM NOTES PAYABLES

         Short-term notes payable consist of the following (In thousands of dollars):

               Loans payable                                    $    1,247
               Bank overdrafts                                         735
               Other                                                   189
                                                                ----------
                    Total                                       $    2,171
                                                                ==========

(4)      LONG-TERM DEBT

         Long-term notes payables consist of the following (In thousands of dollars):

               Bank Loans                                       $   12,000
               Other                                                    88
                                                                ----------
                    Total long-term debt                            12,088
                                                                ----------
               Less, current installment on long term debt             (28)
                                                                ----------
                    Total                                       $   12,060
                                                                ==========

         The Company completed a private placement of US$20 million in notes payable bearing interest at 11.71% per annum, comprised of US$8 million in Series A Senior Notes and US$12 million in Series B Senior Notes, all due upon maturity on January 15, 2005. The Series B Notes have been used to refinance substantially all outstanding debt of As de Oros as of February 1998.

         The notes shall be payable annually in 5 consecutive principal installments amounting to US$4,000,000 each (from the aggregate amount) and have a 2-year grace period. The Company guarantees there will be no significant organizational changes and that all federal and local laws and regulations will be complied with. Financial and business information for the Company and its subsidiaries will be remitted periodically, as stipulated in the agreement. The Company is committed to comply with several financial and operational covenants, as well as to review the relevant terms included in the agreement to prevent the occurrence of event of default.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The following unaudited pro forma combined condensed financial statements have been prepared to illustrate the effect of the acquisitions of the remaining 43.62% of As de Oros and 40.44% of Pipasa, in exchange of issuance of 5,012,762 and 11,050,784 restricted shares respectively. The acquisition is being accounted for as a purchase for As de Oros. The acquisition of Pipasa is being accounted for at the historical accumulated cost of the minority interest, on the basis that the owner of the minority interest is a major shareholder of Rica. The transactions are being presented as if they had taken place on October 1, 1996. The pro forma unaudited combined financial statements are presented using the Company's audited consolidated condensed financial statements for that period. All other pro forma financial statements presented are based on unaudited financial statements. The pro forma adjustments and the assumptions on which they are based, are described in the accompanying notes to the pro forma financial statements.

The consummation of the acquisitions are subject to certain conditions, and there can be no assurance that the acquisitions will be consummated, or if consummated, that it will be consummated on the terms described herein or that the financial condition or results of operations of the combined companies will be as described herein.

The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of the Company that would have been reported had the transactions occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of the Company at any future date or the consolidated results of operations of the Company for any future period. The pro forma financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of As de Oros, included in the Company's form 8-K/A dated May 15, 1998 and the consolidated financial statements of Rica Foods, Inc. included in its annual report on form 10-K for the year ended September 30, 1997 and its quarterly report on form 10-Q for the quarter ended June 30, 1998.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET, REFLECTING
          RICA FOODS, INC., AFTER GIVING EFFECT TO THE ACQUISITIONS OF
                        AS DE OROS AND PIPASA (UNAUDITED)
                               AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                             COMBINED PRO
                                       RICA FOODS,          PRO FORMA       FORMA BALANCE
                                         INC. (1)          ADJUSTMENTS          SHEETS
                                     -------------         -----------      -------------
              Assets

Current Assets
         Cash and cash equivalents     $    3,144                            $    3,144
         Notes and accounts
           receivable, net                  9,070                                 9,070
         Inventories, net                  13,205                                13,205
         Other current assets               2,412                                 2,412
                                       ----------                            ----------
         Total Current Assets              27,831                                27,831
                                       ----------                            ----------
Property, plant and equipment, net         26,252            5,442  (6)          31,694
Other assets                                6,560                                 6,560
Goodwill                                    2,669            3,130  (7)           5,799
                                       ----------                            ----------
       Total Assets                    $   63,312                            $   71,884
                                       ==========                            ==========

Liabilities and Stockholders' Equity

Current Liabilities
       Notes payable                    $   7,026                            $    7,026
       Accounts payable                     9,224                                 9,224
       Other current liabilities            5,269                                 5,269
                                       ----------                            ----------
       Total Current Liabilities           21,519                                21,519

Long-term debt, excluding current
       Installments                        22,827                                22,827
Deferred tax liability                      2,027            1,633  (8)           3,660
                                       ----------                            ----------
       Total Liabilities                   46,373                                48,006
                                       ----------                            ----------

Minority Interest                           6,543           (5,539) (9)           4,327
                                                             3.323 (10)

Stockholders' Equity
       Common stock                            22               16  (5)              38
       Preferred stock                      3,323           (3.323)(10)               -
       Additional paid-in capital          11,973           12,462  (5)          24,435
       Foreign currency
         translation adjustment            (5,493)                               (5,493)
       Retained earnings                    3,128                                 3,128
       Due from stockholders                  (16)                                  (16)
       Treasury stock, at cost             (2,541)                               (2,541)
                                       ----------                            ----------
       Stockholders' equity                10,396                                19,551
                                       ----------                            ----------
        Total Liabilities and
         Stockholders' Equity          $   63,312                            $   71,884
                                       ==========                            ==========

   See accompanying notes to unaudited pro forma combined condensed financial statements

            PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR
        THE NINE MONTHS ENDED JUNE 30, 1998, REFLECTING RICA FOODS, INC.
  AFTER GIVING EFFECT TO THE ACQUISITIONS OF AS DE OROS AND PIPASA (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                   CORPORACION                          COMBINED PRO
                                      RICA FOODS,  AS DE OROS,       PRO FORMA         FORMA STATEMENT
                                       INC. (2)      S.A. (3)       ADJUSTMENTS         OF OPERATIONS
                                      -----------  -----------      -----------        ----------------
Net sales                             $  73,585    $  20,518           (1,130)  (11)     $    92,973
Cost of sales                            55,258       15,187              378    (6)          69,693
                                      ---------    ---------                             -----------
                                                                       (1,130)  (11)
     Gross profit                        18,327        5,331                                  23,280
                                      ---------    ---------                             -----------
Operating expenses
     Selling                              8,039        2,776              238    (6)          11,029
                                                                          (24)  (11)
     General and administrative           5,645        1,295               84    (6)           6,989
                                                                          (35)  (11)
     Goodwill amortization                  191            -              707    (7)             898
                                      ---------    ---------                             -----------
     Total operating expenses            13,875        4,071                                  18,916
                                      ---------    ---------                             -----------
Operating income                          4,452        1,260                                   4,364

Interest expense                          2,079        1,135                                   3,214
Interest income                            (450)         (41)                                   (491)
Exchange losses, net                        817          230                                   1,047
Miscellaneous, net                         (911)         (81)              59   (11)            (933)
                                      ---------    ---------                             -----------
     Other expenses, net                  1,535        1,243                                   2,837
                                      ---------    ---------                             -----------
Income before income taxes and
  minority interest                       2,917           17                                   1,527
Provision for income taxes                  414            -             (210)   (8)             204
Income before minority interest           2,503           17                                   1,323
Minority interest                         1,379            -           (1,379)   (9)               -
                                      ---------    ---------                             -----------
Net income                                1,124           17                                   1,323
                                      ---------    ---------                             -----------
Preferred stock dividend                    202           81                                     283
Net income (loss) applicable to
  common stock                        $     922    $     (64)                            $      ,040
                                      =========    =========                             ===========
Basic earnings per share              $     .04
                                      =========
Weighted average number of shares    20,896,977
                                     ==========
Diluted earnings per share            $    0.04
                                      =========
Weighted average number of shares    20,983,726
                                     ==========
Pro forma basic earnings per share                                                       $      0.03
                                                                                         ===========
Pro forma weighted average number
  of shares                                                                               36,960,523
                                                                                         ===========
Pro forma diluted earnings per
  share                                                                                  $      0.03
                                                                                         ===========
Pro forma adjusted weighted
  average number of shares                                                                37,047,272
                                                                                         ===========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
       FOR THE YEAR ENDED SEPTEMBER 30, 1997, REFLECTING RICA FOODS, INC.
  AFTER GIVING EFFECT TO THE ACQUISITIONS OF AS DE OROS AND PIPASA (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         PRO FORMA                                 COMBINED PRO
                                         YEAR ENDED        PRO FORMA             FORMA STATEMENT
                                      SEP. 30, 1997(4)    ADJUSTMENTS             OF OPERATIONS
                                      ----------------    -----------            ---------------
Net sales                              $     116,613                              $      16,613
Cost of sales                                 89,199             337    (6)              89,536
                                       -------------                              -------------
     Gross Profit                             27,414                                     27,077
                                       -------------                              -------------
Operating expenses
     Selling                                  12,814             212    (6)              13,026
     General and administrative                9,685              75    (6)               9,760
     Goodwill amortization                       488             707    (7)               1,195
                                       -------------                              -------------
     Total operating expenses                 22,987                                     23,981
                                       -------------                              -------------
Operating income                               4,427                                      3,096

Interest expense                               5,199                                      5,199
Interest income                                 (903)                                      (903)
Exchange losses, net                             978                                        978
Miscellaneous, net                               356                                        356
                                       -------------                              -------------
     Other expenses, net                       5,630                                      5,630
                                       -------------                              -------------
Income (loss) before income
  taxes and minority interest                 (1,203)                                    (2,534)
Provision for income taxes                       105            (187)   (8)                 (82)
Income (loss) before minority
  interest                                    (1,308)                                    (2,452)
Minority interest                              1,165          (1,165)   (9)                   -
                                       -------------                              -------------
Net income (loss)                             (2,473)                                    (2,452)
                                       -------------                              -------------
Preferred stock dividend                         267                                        267
Net income (loss) applicable to
  common stock                         $      (2,740)                             $      (2,719)
                                       =============                              =============
Pro forma basic loss per share         $       (0.12)                             $       (0.08)
                                       =============                              =============
Pro forma weighted average
  number of shares                        22,223,121                                 35,839,609
                                       =============                              =============
Pro forma diluted loss per share       $       (0.12)                             $       (0.08)
                                       =============                              =============
Pro forma adjusted weighted
  average number of shares                22,364,284                                 35,980,772
                                       =============                              =============

   See accompanying notes to unaudited pro forma combined condensed financial statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The pro forma financial statements and related notes give effect to the acquisitions of 43.62% of As de Oros and 40.44% of Pipasa, accounted for as a purchase and at the minority interest's historical cost, respectively. The pro forma balance sheet assumes that the transactions were completed as of June 30, 1998 and the pro forma statements of operations assume that the transactions were completed on October 1, 1996.

All interim financial data used to develop the pro forma balance sheet and statements of operations are unaudited, but in the opinion of management, reflect all adjustments necessary (consisting only of normal recurring entries) for a fair presentation.

The unaudited pro forma statements of operations are not necessarily indicative of operating results which would have been achieved had the transactions been consummated as of October 1, 1996 and should not be construed as a representation of future earnings.

The pro forma basic and diluted earnings (loss) per share, are based on the weighted average number of common shares and common shares equivalents of Rica Foods, Inc. including the issuance of 5,012,762 and 11,050,784 shares to acquire the remaining 43.62% and 40.44% of As de Oros and Pipasa, respectively , during the nine months ended June 30, 1998 and the year ended September 30, 1997.

The Company does not expect to adopt any material change to the accounting policies used by either subsidiary, nor expects the acquisition of 100% of the minority interests to result in any material changes concerning current income taxes.

The following adjustments were recorded in the pro forma financial statements (See pro forma statements for references listed hereon:

1. Reflects consolidated balance sheet of the Company as of June 30, 1998, as filed on its quarterly report on form 10-Q for the quarter ended June 30, 1998. Consolidation includes 100% balance accounts of As de Oros and Pipasa as of that date, eliminating inter company accounts, and reflecting corresponding minority interests.

2. Reflects consolidated statement of earnings of the Company for the nine months ended June 30, 1998, as filed on its quarterly report on form 10-Q for the quarter ended June 30, 1998. The consolidation includes Pipasa's results of operations for the nine months ended June 30 1998, and As de Oros' results of operations from March 1, 1998 to June 30, 1998. The respective minority interest's shares of income are allocated according to participation ownership.

3. Results of operations of As de Oros, for the 5 months ended February 28, 1998, which refers to the pre acquisition period.

4. Reflects the pro forma results of operations for the year ended September 30, 1997 as filed on form 8-K/A, dated May 15, 1998, as if the Company had acquired 56.38% of As de Oros, on October 1, 1996.

5. Reflects the issuance of 5,012,762 and 11,050,784 restricted shares of the Company at a price of $1.567 per share, discounted at 10% due to stock restriction, for a total of $7,069,498 and $15,584,921 for the acquisition of 43.62% and 40.44% of the remaining outstanding common stock of As de Oros and Pipasa, respectively. The shares are included in the pro forma weighted average basic and diluted shares calculation.

6. Reflects excess of fair market value over book value of the net assets acquired and its respective amortization. Excess fair market value over book value was allocated to property, plant and equipment, and is amortized over a period of approximately 10 years using the straight-line method.

7. Reflects excess of purchase price over fair value of the 43.62% of As de Oros' net assets acquired as of June 30, 1998 (goodwill) and its respective amortization. Goodwill is amortized using the straight-line method over a 5 year period.

8. Deferred tax liabilities originated by excess of fair market value over book value of property, plant and equipment acquired, and the tax effect of the amortization of these assets.

9. Eliminates allocation of income to the minority interest , and its acquisition as of June 30, 1998. The minority interest income on the pro forma statement of earnings for the year ended September 30, 1997 as filed in its annual report on form 10-K, reflects 12 months of 40.44% allocation of Pipasa's income to minority interest. The minority interest income on the statement of earnings for the nine months ended June 30, 1998, as filed in its quarterly report on form 10-Q, reflects the allocation of 40.44% Pipasa's income for 12 months and 46.38% of As de Oros' income 4 months of 46.38%.

10. Reclassifies preferred shares of Pipasa to the minority interest. The minority interest presented on the pro forma balance sheet consists of preferred shares of both subsidiaries, owned by third parties.

11. Eliminates inter company transactions during the five months ended February 28, 1998. As de Oros and Pipasa carried out transactions which resulted in the recording of sales of products and income for services provided between both subsidiaries.

                                                                       EXHIBIT A

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of September 28, 1998, and amended as of November 9, 1998, by and between RICA FOODS, INC., a corporation organized under the laws of the State of Nevada (the "BUYER"), and INVERSIONES LA RIBERA, S.A., a corporation organized under the laws of the Republic of Costa Rica (the "SELLER").

                                   WITNESSETH:

         WHEREAS, the Seller owns forty point forty four percent (40.44%) of the issued and outstanding shares of the common stock of Corporacion Pipasa, S.A.. (the "COMPANY").

         WHEREAS, the Company has authorized a total of five million, fifty thousand (5,050,000) shares of common stock, par value of one thousand (/cents/ 1.000) colones per share, of which four million, five hundred and fifty thousand ($4,550,000) shares are issued and outstanding; and

         WHEREAS, the Seller desires to sell, convey, transfer, assign and deliver to the Buyer one million eight hundred forty thousand (1,840,000) shares of common stock of the Company, issued and outstanding, which represent forty point forty- four percent (40.44%) of the issued and outstanding shares of common stock of the Company, all of which are owned by the Seller (collectively, the "Shares"), upon and subject to the terms, covenants and conditions herein set forth. Upon the transfer of the Shares to the Buyer, the Buyer shall own one hundred percent (100%) of the total outstanding common stock of the Company.

         NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

         1.1 SALE AND PURCHASE OF THE SHARES: Subject to the terms of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of any lien, security interest, encumbrance, restriction, and claim of any kind whatsoever, and the Buyer agrees to purchase the Shares from the Seller. The sale, assignment, transfer, conveyance and delivery by the Seller of the Shares to the Buyer shall be effected on or before January 31, 1999 by the Seller's delivery to the Buyer of the stock certificates evidencing the shares duly endorsed for transfer or accompanied by stock powers duly executed in blank, this agreement signed before a Notary Public under Costa Rican law, as necessary to effectively vest in the Buyer all of the right, title and interest of the Seller in and to the Shares. The parties may mutually agree in writing, and pursuant to the mutual benefits provided by this Agreement, to the delivery by the Buyer to the Seller of the stock certificates of the Company after January 31, 1999, if so required and duly justified.

         1.2 PURCHASE PRICE AND PAYMENT: In consideration of the sale, assignment, transfer, conveyance and delivery of the Shares by the Seller to the Buyer, and in reliance upon the representations, warranties and covenants made herein by the Seller, the Buyer shall make payment in the aggregate amount of thirteen million eight hundred thirteen thousand four hundred eighty dollars

($13,813,480) (the "PURCHASE PRICE") payable in the voting stock the Buyer represented by the issuance of 11,050,784 shares at a price of $1.25 per share, the closing price of the stock of the Buyer as of August 31, 1998.

                                   ARTICLE II

         2.1 THE CLOSING: The transfer and delivery of the shares to be made pursuant to this Agreement (the "CLOSING") shall take place on January 29, 1999, or such other time and date as may be mutually agreed upon in writing by the Seller and the Buyer (the "CLOSING DATE").

         2.2 OBLIGATIONS OF SELLER AT CLOSING: At the Closing, the Seller shall deliver to the Buyer stock certificates representing the Shares, duly endorsed for transfer in blank, or accompanied by stock powers duly hereof executed in blank, as described in Section 1.1.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby makes the following representations and warranties to the Buyer, each of which shall be deemed material (and the Buyer, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each such representations and warranties notwithstanding any independent investigation by the Buyer and/or the Buyer's officers, directors, employees, representatives, agents and/or advisors):

         3.1      ORGANIZATION AND EXISTENCE; AUTHORIZATION; ENFORCEABILITY.

                  (a) ORGANIZATION OF THE SELLER, GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Costa Rica with full corporate power and authority to own, lease and operate its properties and assets and conduct business in the manner in which such business is conducted. The Seller has delivered to the Buyer true, correct and complete copies of the Articles of Incorporation and By-laws of the Company.

                  (b) AUTHORIZATION. The Seller has full corporate power, authority and capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized and approved by the Board of Directors and the shareholders of the Seller, if necessary, no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby, and this Agreement constitutes a valid and biding Agreement of Seller enforceable in accordance with its terms.

                  (c) NO CONFLICTS - SELLER: The execution, delivery and performance of this Agreement by the Seller does not and will not contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, indenture, mortgage, deed of trust or other instrument to which the Seller is a party or to which the assets of the Seller are bound.

         3.2 LITIGATION. To the best of the Seller's knowledge, there is no litigation or other actions, suits, proceedings or investigations pending, at law or in equity, or before any governmental department, commission, board, agency or instrumentality, or, to the best of the Seller's knowledge, threatened against. To the best of the Seller's knowledge, no event has occurred or circumstance exists that may give rise or serve as the basis for commencement of any such action, suit, investigation or other proceeding.

         3.3 FINANCIAL STATEMENTS. The Seller has furnished the balance sheets for the Company as of June 30, 1998, together with the related unaudited income statements, unaudited statements of stockholder's equity and statements of changes in financial position for the fiscal years ending September 30, 1997, in each case including the notes thereto, if any (collectively, the "Financial Statements"). The Company's balance sheets (including the notes thereto) are true and complete, and fairly present the financial condition of the Company as of the respective dates thereof, and the other financial statements referred to herein (including the notes thereto) fairly present the results of operations and the financial position of the Company for the respective fiscal periods or as of the respective dated therein set forth. Each of such statements (including the notes thereto) has been prepared in accordance with United States generally accepted accounting principles consistently applied, and do not and will not fail to disclose any material, extraordinary or out-of-period items. The books and records of the Company have been, and are being, maintained in all respects in accordance with applicable legal and accounting requirements and reflect only actual transactions, and the Financial Statements have been prepared in accordance with such books of account and records.

         3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any adverse change in the business, operations, properties, assets or financial condition of the Company from that described in the Financial Statements, and as of September 30, 1998. No fact or condition of any character exists or will exist on the Closing Date that the Seller believes will cause such an adverse change in the future as a result of occurrences, acts or omissions prior to the Closing Date.

         3.5 TAX MATTERS. The Company has duly filed with the appropriate governmental agencies all information returns, tax returns and reports required by any jurisdiction to be filed by it on or prior to the date hereof (including, without limitation, estimated tax returns and returns with respect to employee or employment-related taxes). Such returns are accurate and complete in all respects. The Company has duly paid all taxes, assessments, fees, penalties, interest and other governmental charges that have been incurred or are due or claimed to be due from it by any federal, state, local, foreign or other taxing authorities on or prior to the date of this Agreement (including, without limitation, those due in respect to its properties, income, business, capital stock, deposits, licenses, sales, payroll, unemployment insurance, retirement, social security and occupational disability, as applicable). To the extent that any taxes may be due from the Company for any period prior to the Closing, such taxes will have been paid prior to the Closing Date. There are no tax liens of any kind or nature upon the properties or assets of the Company, and there are no disputes pending or claims asserted for taxes upon the Company or with respect to any of the assets of the Company. No income, excise, sales and/or federal, state, local, foreign or other tax returns are currently being audited by the appropriate taxing authorities, and all prior audits have been concluded and resolved.

         3.6 PROPERTY-TITLE AND LEASES. The Company has good, valid and marketable title, free and clear of any and all liens, claims, encumbrances, charges, defaults, equities, assessments, rights of way, building or use restrictions, exceptions, variances or other limitations of whatever kind or character, except as disclosed to Buyer, to all of the real property and all other property owned by it, except property and assets disposed of in the ordinary course of business in accordance with the terms of this Agreement and for no less than fair market value. All buildings, fixtures, equipment and other property and assets held under leases or subleases by the Company with third parties are held under valid instruments enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy laws. The Company is the lessee or sub-lessee in possession under each lease or sublease to which it is a lessee or sub-lessee. All rentals due by the Company under each such lease or sublease have been paid, and there is no default or any event or condition which, with the giving of notice, lapse of time or occurrence or any further event or condition, would become a default under any such lease or sublease, and the Company is entitled to possession and quiet enjoyment of all such leased properties in accordance with the terms of such instruments. All operating facilities, buildings, furniture, equipment and other tangible property owned or used by the Company are in good operating condition and repair. Such tangible properties and all fixtures and improvements to real property owned or leased by the Company, and the use thereof, conform in all respects with all applicable building, zoning, environmental and other requirements, and do not materially encroach in any respect on property of others. All necessary occupancy and other certificates and permits for the occupancy and lawful use thereof and of the equipment and furnishings therein have been issued and are in full force and effect and no current use of any assets of the Company is dependent on a nonconforming use or other permit which materially limit the Company's use thereof.

         3.7 RECEIVABLES. The Company shall not have accounts payable other than the accounts disclosed to Buyer by Seller, and shall not have accounts receivable other than the ones disclosed to Buyer by Seller, nor in excess of an amount to be determined subsequent to the Buyer's due diligence and satisfactory to the Buyer. All accounts and notes receivable reflected in, or arising since the date of the most recent balance sheet, are included in the Financial Statements, all of which are owned by the Company and have either been collected or are collectible and will be collected in the ordinary course of business. None of such receivables are subject to any right of rescission.

         3.8 INSURANCE. The Company maintains insurance policies and bonds in force in such amounts and against such liabilities and hazards as are customarily maintained by companies engaged in a business similar to its business. The Company is not liable for any material retroactive premium adjustments. All premiums due on such policies have been paid and all such policies are enforceable and in full force and effect, and the Company has not received any notice of premium increases or cancellations.

         3.9 INTANGIBLE PERSONAL PROPERTY. The Company validly holds and possesses all patents, trademarks, service marks, copyrights, trade or corporate names and licenses (collectively, "INTANGIBLE RIGHTS") which are required and necessary for the Company to conduct its business as presently conducted. The Company is the sole and exclusive owner of, and has the unrestricted right to use, each of the Intangible Rights. No claims or demands have been asserted against the Company with respect to any of the Intangible Rights and no proceedings have been instituted, are pending or have been threatened which challenge the rights of the Company with respect thereto.

         3.10 COMPLIANCE WITH LAWS. The Company has conducted and is conducting its business in compliance with all applicable legal requirements. Additionally, the Company has not been and is not in violation of any permit, authorization, concession, agreement, contract, corporate document or other legally enforceable obligation.

         3.11 NO MISREPRESENTATIONS. None of the information contained in the representations and warranties set forth in this Agreement, or in any of the documents, certificates or instruments delivered or to be delivered to any other party prior to or after the execution hereof as required or permitted by any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         To induce the Seller to enter into this Agreement and to consummate the sale of the Shares, the Buyer represents, warrants, covenants and agrees as follows:

         4.1      ORGANIZATION AND EXISTENCE:  AUTHORIZATION; ENFORCEABILITY.

                  (a) ORGANIZATION OF THE COMPANY; GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease or operate its properties and assets and conduct its business a the manner in which it is currently conducted. The Buyer has the corporate power and authority, will take all the actions necessary and will obtain all necessary permits and authorizations , if applicable, in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) AUTHORIZATION, ETC. The Buyer has full corporate power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Buyer has duly authorized and approved the execution, delivery and performance of this Agreement, and the other agreements and transactions contemplated hereby, and if other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the transactions, contemplated hereby, will be obtained before the Closing Date.

                  (c) ENFORCEMENT, ETC. This Agreement is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Buyer and any successor of the Buyer by way of reorganization, merger, or consolidation and any assignee of all or substantially all of its business and assets.

                  (d) NO CONFLICT. The execution, delivery and performance of this Agreement by the Buyer does not and will not violate or constitute a breach of or default under any legal requirement or order of any governmental entity to which the Buyer is subject or under any agreement or instrument of the Buyer, or to which the Buyer is subject or is a party or by which the Buyer is otherwise bound.

                                    ARTICLE V

                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

         Each and every obligation of the Buyer under this Agreement shall be subject to the satisfaction by the Seller, on or before the Closing Date, of each of the following conditions unless waived in writing by the Buyer:

         5.1 ORDINARY COURSE. From the date hereof until January 31, 1999, unless the prior written consent of the Buyer is first obtained, the Seller will use its best efforts to preserve the value of the Company's assets and the business operations of the Company, to preserve the goodwill of customers and others having business relations with the Company, to maintain its properties in good repair, working order and condition, to comply with all laws applicable to it and the conduct of its business, to keep in force all licenses, permits and authorizations held by the Company necessary or desirable for the conduct of the Company's business, to keep in full force and effect at not less than their present limits, all policies of insurance, and to make no material change in the customary terms and conditions of such insurance policies.

         5.2 NOTICE; REPRESENTATIVE. Seller will promptly give written notice to Buyer upon becoming aware of any event or the impending or threatened occurrence of any event which would cause or constitute a breach of any of its representations and warranties contained or referred to in this Agreement, and will use its best efforts to prevent the same or remedy the same promptly. The Seller shall promptly notify the Buyer of any material change in the normal course of business, operation or properties of the Company, or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or threat of litigation, and shall keep the Buyer fully informed of any and all such events.

         5.3 ACTIONS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the Seller shall (i), take all steps that are within its power to cause to be fulfilled those of the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent upon Seller's actions, and (ii) use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement and not to take any actions which would be advise to such result. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of any such agreements, Seller or the proper agents of Seller shall take all such necessary action. In addition, the Seller and the Company shall at all times cooperate with the Buyer to assist them in obtaining refunds, due the Company as a result of any tax benefits granted to the Company.

         5.4 NON-SOLICITATION. The Seller shall not take any actions to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity in connection with or with respect to an acquisition, combination or similar transaction, involving the Company and/or the Shares or a substantial portion of the assets of the Company, and the Seller will immediately inform the Buyer of the existence of any such inquiry, proposal, expression of interest or offer and shall not, without the prior written consent of the Buyer, furnish any information to or participate in any discussions or negotiations with, any other entity, person or group (other than the Buyer and its agents and representatives) regarding same. Neither the Seller nor the Company shall accept any inquiry, proposal, expression of interest or offer, execute any agreement, or enter into or consummate any transaction with respect to any of the foregoing and the Seller shall take all actions necessary to ensure that the Company does not take any such action.

                                   ARTICLE VI

                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

         Each and every obligation of the Buyer under this Agreement shall be subject to the satisfaction by the Seller and the Company, on or before the Closing Date, of each of the following conditions unless waived in writing by the Buyer:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller and the Company contained in Section III and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by or on behalf of, the Seller or the Company to the Buyer, shall be true and correct when made, and shall be true in all material respects at and as of the Closing Date. The Seller and the Company shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date.

         6.2 CONSENT AND APPROVALS. On or before January 31, 1999, the Seller and/or the Company (as the case may be) shall have received in writing all required approvals, consents or acquiescence from all governmental and regulatory agencies, secured parties or other third parties with respect to the transactions contemplated by this Agreement. Buyer and Seller may agree in writing an another closing date if and consents or approvals are pending at the Closing Date.

         6.3 NO PENDING OR THREATENED LEGAL CLAIM. No (i) litigation of any kind shall be pending or threatened; (ii) preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any federal or state governmental or regulatory body; or (iii) statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement, which has or could have a material adverse effect on the business, properties, prospects or condition, financial or otherwise, of the Company, prohibits the consummation of the transactions contemplated by this Agreement, or affects in any way the Seller's right, title and interest to the Shares or the Seller's ability to transfer the Shares to the Buyer in accordance with the terms of this Agreement, shall be in effect pending or threatened.

         6.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the operations, the business, the financial condition or prospects of the Company shall have occurred, no fact shall have arisen which has or reasonably could be expected to have a material adverse effect on the Company, or its properties, assets or the consummation of the transactions contemplated hereby, in each case in the sole and absolute discretion of the Buyer.

         6.5 DUE DILIGENCE. The Seller shall have provided Buyer under the terms and conditions of the letter of intent and confidentiality agreement (the "Agreements") with access to the Company's business, records and any information which the Buyer deemed necessary, in its sole and absolute discretion, to conduct a satisfactory due diligence examination, pursuant to which the Buyer may, among other things, has, (i) evaluated the Company, its assets and liabilities, (ii) satisfied itself, in its sole and absolute discretion, that the Company's assets are being received in a satisfactory condition, (iii) satisfied itself, in its sole and absolute discretion, that the Company does not have any debts, liabilities or other obligations, whether absolute, contingent or otherwise which have not been disclosed in writing by the

Seller, or are reflected in the financial statements, and (iv) satisfied itself, in its sole and absolute discretion, that the Company's licenses, permits and authorizations required for the Company to operate its business are valid. Such due diligence was completed by the Buyer fifteen (15) days before the execution of this Agreement (the "Due Diligence Period").

         6.6 SHARE CERTIFICATES AND OTHER DOCUMENTS. The Seller shall have delivered to the Buyer stock certificates evidencing the Shares duly endorsed for transfer or accompanied by stock powers duly executed in blank. The Buyer shall have received from the Seller all such other documents and instruments, duly executed where required or appropriate, as it may reasonably request in connection with the transactions contemplated by this Agreement, as set forth in
Section 1.1.

         6.7 OPINION OF SELLER'S COUNSEL. The Seller shall have delivered an opinion of counsel in a form reasonably satisfactory to the Buyer.

         6.8 CORPORATE ACTION. The Company's Board of Directors shall have approved the transactions contemplated by this Agreement if such approval is necessary under the Company's Articles of Incorporation or By-laws.

         6.9 FAIRNESS OPINION. The Company shall have received an opinion from a financial advisor stating that the transactions contemplated by this Agreement are fair to the stockholders of the company from a financial prospective.

         6.10 STOCKHOLDER APPROVAL. The stockholders of the Company shall have approved this Agreement at a meeting of the stockholders or pursuant to a consent solicitation.

                                   ARTICLE VII

                   CONDITIONS TO THE OBLIGATION OF THE SELLER

         Each and every obligation of the Seller under this Agreement shall be subject to the satisfaction by the Buyer, on or before January 31, 1998, of each of the following conditions, unless waived in writing by the Seller:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in Section IV and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by or on behalf of the Buyer to the Seller shall be true and correct when made, and shall be true in all material respects at and as of the Closing Date. The Buyer shall have performed and complied with all agreements, covenants, and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date.

         7.2 COVENANTS PERFORMED. All of the covenants, terms and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied and performed.

         7.3 PURCHASE PRICE. The Buyer shall have delivered to the Seller the Purchase Price in accordance with Section 1.1 of this Agreement.

         7.4 FAIRNESS OPINION. The Company shall have received an opinion from a financial advisor stating that the transactions contemplated by this Agreement are fair to the stockholders of the company from a financial prospective.

         7.5 STOCKHOLDER APPROVAL. The stockholders of the Company shall have approved this Agreement at a meeting of the stockholders or pursuant to a consent solicitation.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 OBLIGATIONS OF BUYER. The Buyer agrees to defend, indemnify and hold harmless Seller from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, cost and expenses, including, without limitation, interest, penalties and reasonable attorney's fees and expenses (collectively "Claims"), asserted against, imposed upon or paid, incurred or suffered by Seller as a result of, arising from, in connection with or incident to any material breach or material inaccuracy of any representation, warranty, covenant or agreement of the Buyer in this Agreement or in any document, certificate or other instrument related hereto.

         8.2 OBLIGATIONS OF SELLER. Seller agrees to defend, indemnify and hold harmless the Buyer from, against and in respect of any and all demands, claims actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, cost and expenses, including, without limitation, interest, penalties and reasonable attorney's fees and expenses (collectively "Claims"), asserted against, imposed upon or paid, incurred or suffered by the Buyer as a result of, arising from, in connection with , or incident to (i) any breach or inaccuracy of any representation, warranty, covenant or agreement of Seller in this Agreement, or in any document, certificate or other instrument related hereto, (ii) the inability, failure or refusal of Seller to act in good faith in connection with this Agreement, or the transactions, agreements, documents and instruments delivered herewith or contemplated hereby, at any time from the date of this Agreement until the later in time of (a) the Closing Date, (b) the end of the Due Diligence Period and (c) which as of the Closing Date have not been undisclosed to the Buyer in writing.

         8.3 INDEMNIFICATION PROCEDURE. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnification hereunder is referred to as the "Indemnified Party". An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement. As to any claim by a third party, the Indemnified Party may participate in the defense, compromise or settlement of any such matter through the Indemnified Party's own attorneys and at the Indemnifying Party's own expense; each of the indemnifying and the Indemnified Party shall provide such cooperation and such reasonable access to its books, records and properties as the other party shall reasonable request with respect to any such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. The Buyer may setoff against the amount of any other payments due to Seller hereunder or otherwise, including, without limitation the Note, any and all amounts, due to the Buyer pursuant to any and all claims that the Buyer may have against Seller hereunder including, without limitation, with respect to the indemnification of the Buyer hereunder by Seller.

         An Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

         In a case where responsibility for a matter giving rise to a claim for indemnification is shared by the parties, any of the parties may elect to relieve the other of its obligations of indemnification with respect to such matter and, subject to the provisions of this section, such electing party may thereupon assume full control of the resolution of such matter. If such election is not made, control shall also be shared.

                                   ARTICLE IX

                       SURVIVAL OF TERMS; REPRESENTATIONS

         9.1 SURVIVAL. The representations and warranties contained herein shall be true and correct as of January 31, 1999 as though such representations and warranties were made at and as of the Closing Date. All of these representations and warranties shall survive the consummation of all of the transactions contemplated by this Agreement.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 BINDING AGREEMENT. This Agreement may not be transferred, assigned, pledged or hypothecated all or in part by any party hereto without the prior written consent of all the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest. No other person shall acquire or have any right under or by virtue of this Agreement.

         10.2 GOVERNING LAW. This Agreement, the rights and obligations of the parties, and any other claims or disputes relating in anyway thereto will be governed by and construed in accordance with the laws of the State of Florida.

         10.3 COUNTERPARTS, HEADINGS, ETC. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein are for convenience of reference only and shall not be deemed a part of this Agreement.

         10.4 NOTICES. Any notice or other communication required or permitted hereunder shall be deemed validly given, made or served if in writing and if delivered in person or sent by facsimile transmission or registered or certified mail to the intended recipient at the following address or to such other address or number as shall be furnished in writing by any such party to the other:

         If to the Seller:          Calixto Chaves
                                    Inversiones La Ribera, S.A.
                                    400 meters west of National Panasonic Plant,
                                    San Rafael Alajuela.

         If  to the Buyer:          Calixto Chaves
                                    95 Merrick Way,
                                    Suite 507,
                                    Coral Gables,
                                    Florida, 33134

         10.5 AMENDMENT; SEVERABILITY. This Agreement may be amended only by an agreement in writing signed by the parties hereto. In case any provision of this Agreement shall be held invalid, illegal or unenforceable by any court, the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.

         10.6 ARBITRATION. Any dispute arising in connection with this Agreement shall be exclusively settled by binding arbitration in the Spanish language in Miami, Florida, in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce. Notwithstanding any provision in these rules, the arbitration panel at any such arbitration proceeding shall consist of three arbitrators. One arbitrator will be designated by Buyer, another arbitrator will be designated by Seller and the third arbitrator will be a person mutually agreed upon by Buyer and Seller. The arbitration panel shall render its decision in writing, and such written decision and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding and confirmation and enforcement of the awards so on the parties to the arbitration proceeding and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof. Each of Buyer and Seller hereby irrevocably submits to the jurisdiction of any such court for purposes of enforcement of the arbitration panel's decision.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          Seller:

                                          By: /s/ CALIXTO CHAVES
                                              -------------------------------
                                                  Calixto Chaves
                                                  President
                                                  Inversiones La Ribera, S.A.

                                          Buyer:

                                          By: /s/ CALIXTO CHAVES
                                              -------------------------------
                                                  Calixto Chaves
                                                  President
                                                  Costa Rica International, Inc.

                                                                       EXHIBIT B

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of September 28, 1998, and amended November 9, 1998, by and between RICA FOODS, INC., a corporation, organized under the laws of the State of Nevada (the "BUYER"), and Comercial Angui, S.A., a corporation, organized under the laws of the Republic of Costa Rica (the "SELLER").

                                   WITNESSETH:

WHEREAS, the Seller owns forty three point sixty two percent (43.62%) of the issued and outstanding shares of the common stock (the "Common Stock") of Corporacion As de Oros, S.A.. (the "COMPANY").

WHEREAS, the Company has authorized a total of two million, (2.000.000) shares of Common Stock, par value of one thousand (/cents/ 1,000) colones per share, of which one million, five hundred thousand (/cents/ 1.500.000) shares are issued and outstanding; and ;

WHEREAS, the Seller desires to sell, convey, transfer, assign and deliver to the Buyer, six hundred and fifty four thousand three hundred (654,300) shares of Common Stock , issued and outstanding, which represent forty three point sixty two percent (43.62%) of the issued and outstanding shares of Common Stock of The Company , all of which are owned by the Seller (collectively, the "Shares"), upon and subject to the terms, covenants and conditions herein set forth. Upon the transfer of the Shares to the Buyer, the Buyer shall own one hundred percent (100%) of the total outstanding Common Stock of the Company.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

1.1. SALE AND PURCHASE OF THE SHARES: Subject to the terms of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of any lien, security interest, encumbrance, restriction, and claim of any kind whatsoever, and the
1.2. Buyer agrees to purchase the Shares from the Seller. The sale, assignment, transfer, conveyance and delivery by the Seller of the Shares to the Buyer shall be effected on or before January 29, 1999 by the Seller's delivery to the Buyer of the stock certificates evidencing the shares duly endorsed for transfer or accompanied by stock powers duly executed in blank, and this Agreement signed before a Notary Public under Costa Rican law, as necessary to effectively vest in the Buyer all of the right, title and interest of the Seller in and to the Shares.

PURCHASE PRICE AND PAYMENT: In consideration of the sale, assignment, transfer, conveyance and delivery of the Shares by the Seller to the Buyer, and in reliance upon the representations, warranties and covenants made herein by the Seller, The Buyer shall make payment in an aggregate amount of six million two hundred sixty five thousand nine hundred fifty two dollars with fifty cents ($6,265,952.50) (the "PURCHASE PRICE"), payable in the voting stock of the Buyer represented by the issuance of 5,012,762 (five million twelve thousand seven hundred sixty two) shares at a price of $1.25 per share, which is the closing price of the stock of the Buyer as of August 31, 1998.

                                   ARTICLE II

         2.1 THE CLOSING: The transfer and delivery of the shares to be made pursuant to this Agreement (the "Closing") shall take place at the offices of Rica Foods, Inc, located in Costa Rica, on or before January 29, 1999, or such other place, time and date as may be mutually agreed upon in writing by the Seller and the Buyer (the "Closing Date").

         2.2 OBLIGATIONS OF SELLER AT CLOSING: At the Closing, the Seller shall deliver to the Buyer stock certificates representing the Shares, duly endorsed for transfer in blank, or accompanied by stock powers duly executed in blank, as described in Section 1.1. hereof.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby makes the following representations and warranties to the Buyer, each of which shall be deemed material (and the Buyer, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each such representations and warranties notwithstanding any independent investigation by the Buyer and/or the Buyer's officers, directors, employees, representatives, agents and/or advisors):

         3.1      ORGANIZATION AND EXISTENCE; AUTHORIZATION; ENFORCEABILITY.

         (a) ORGANIZATION OF THE SELLER; GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Costa Rica with full corporate power and authority to own, lease and operate its properties and assets and conduct its business in the manner in which such business is conducted. The Seller has delivered to the Buyer true, correct and complete copies of the Articles of Incorporation and By-laws of the Seller.

         (b) AUTHORIZATION. The Seller has full corporate power, authority and capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized and approved by the Board of Directors and the shareholders of the Seller, if necessary. No other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby and this Agreement constitutes a valid and binding Agreement of the Seller enforceable in accordance with its terms.

(c)                        NO CONFLICTS-SELLER: The execution, delivery and
                  performance of this Agreement by the Seller does not and will not contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Agreement, indenture, mortgage, dead of trust or other instrument to which the Seller is a party or to which the assets of the Seller are bound.

         3.2 PENDING OR THREATENED LITIGATION. To the best of the Seller's knowledge, there is no litigation or other actions, suits, proceedings or investigations pending, at law or in equity, or before any governmental department, commission, board, agency or instrumentality, or, to the best of the Seller's knowledge, threatened against. To the best of the Seller's knowledge, no event has occurred or circumstance exists that may give rise or serve as the basis for commencement of any such action, suit, investigation or other proceeding.

         3.3 FINANCIAL STATEMENTS. The Seller has furnished the unaudited Balance Sheets for the Company as of June 30, 1998, together with the related unaudited income statements, unaudited statements of stockholder's equity and statements of changes in financial condition for the fiscal year ending September 30, 1998, in each case including the notes thereto, if any (collectively, the "Financial Statements"). The Company's Financial Statements (including the notes thereto) are true and complete, and fairly present the financial condition of the Company as of the respective dates thereof, and the other financial statements referred to herein (including the notes thereto) fairly present the results of operations and the financial condition of the Company for the respective fiscal periods or as of the respective dates therein set forth. The Financial Statements (including the notes thereto) have been prepared in accordance with United States generally accepted accounting principles, consistently applied, and do not fail to disclose any material, extraordinary or out-of-period items. The books of account and records of the Company have been, and are being, maintained in all respects in accordance with applicable legal and accounting requirements and reflect only actual transactions, and the Financial Statements have been prepared in accordance with such books and account and records.

         3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any adverse change in the business, operations, properties, assets or financial condition of the Company from that described in the Financial Statements, and as of August 31, 1998. No fact or condition of any character exists or will exists on the Closing Date that the Seller believes will cause such an adverse change in the future as a result of occurrences, acts or omissions prior to the Closing Date.

         3.5 TAX MATTERS. The Company has duly filed with the appropriate governmental agencies all information returns, tax returns and reports required by any jurisdiction to be filed by it on or prior to the date hereof (including, without limitation, estimated tax returns and returns with respect to employee or employment-related taxes). Such returns are accurate and complete in all respects. The Company has duly paid all taxes, assessments, fees, penalties, interest and other governmental charges that have been incurred or are due or claimed to be due from it by any federal, state, local, foreign or other taxing authorities on or prior to the date of this Agreement (including, without limitation, those due in respect to its properties, income, business, capital stock, deposits, licenses, sales, payroll, unemployment insurance, retirement, social security and occupational disability, as applicable). To the extent that any taxes may be due from the Company for any period prior to the Closing, such taxes will have been paid prior to the Closing Date. There are no tax liens of any kind or nature upon the properties or assets of the Company, and there are no disputes pending or claims asserted for taxes upon the Company or with respect to any of the assets of the Company

         3.6 PROPERTY-TITLE AND LEASES. The Company has good, valid and marketable title, free and clear of any and all liens, claims, encumbrances, charges, defaults, equities, assessments, rights of way, building or use restrictions, exceptions, variances or other limitations of whatever kind or character, except as disclosed to the Buyer, to all of the real property and all other property owned by it, except property and assets disposed of in the ordinary course of business in accordance with the terms of this Agreement and for no less than fair market value. All buildings, fixtures, equipment and other property and assets held under leases or subleases by the Company with third parties are held under valid instruments enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy laws. The Company is the lessee or sub-lessee in possession under each lease or sublease to which it is a lessee or sub-lessee. All rentals due by the Company under each such lease or sublease have been paid, and there is no default or any event or condition which, with the giving of notice, lapse of time or occurrence or any further event or condition, would become a default under any such lease or sublease, and the Company is entitled to possession and quiet enjoyment of all such leased properties in accordance with the terms of such instruments. All operating facilities, buildings, furniture, equipment and other tangible property owned or used by the Company are in good operating condition and repair. Such tangible properties and all fixtures and improvements to real property owned or leased by the Company, and the use thereof, conform in all respects with all applicable building, zoning, environmental and other requirements, and do not materially encroach in any respect on property of others. All necessary occupancy and other certificates and permits for the occupancy and lawful use thereof and of the equipment and furnishings therein have been issued and are in full force and effect and no current use of any assets of the Company is dependent on a nonconforming use or other permit which materially limit the Company's use thereof.

         3.7 ACCOUNTS RECEIVABLE. The Company shall not have accounts payable other than the accounts disclosed to Buyer by Seller and shall not have accounts receivable other than the ones disclosed to Buyer by Seller, not in excess of an amount to be determined subsequent to the Buyer's due diligence and satisfactory to the Buyer. All accounts and notes receivable reflected in, or arising since the date of the most recent balance sheet, are included in the Financial Statements, all of which are owned by the Company and either been collected or are collectible, and will be collected in the ordinary course of business. None of such receivables are subject to any right of rescission.

         3.8 INSURANCE. The Company maintains insurance policies and bonds in force in such amounts and against such liabilities and hazards as are customarily maintained by companies engaged in a business similar to its business. The Company is not liable for any material retroactive premium adjustments. All premiums due on such policies have been paid and all such policies are enforceable and in full force and effect, and the Company has not received any notice of premium increases or cancellations.

         3.9 INTANGIBLE PERSONAL PROPERTY. The Company validly holds and possesses all patents, trademarks, service marks, copyrights, trade or corporate names and licenses (collectively, "Intangible Rights") which are required and necessary for the Company to conduct its business as presently conducted. The Company is the sole and exclusive owner of, and has the unrestricted Right to use, each of the Intangible Rights. No claims or demands have been asserted against the Company with respect to any of the Intangible Rights and no proceedings have been instituted, are pending or have been threatened which challenge the rights of the Company with respect thereto.

         3.10 COMPLIANCE WITH LAWS. The Company has conducted and is conducting its business in compliance with all applicable legal requirements. Additionally, the Company has not been and is not in violation of any permit, authorization, concession, agreement, contract, corporate document or other legally enforceable obligation.

         3.11 NO MISREPRESENTATIONS. None of the information contained in the representations and warranties set forth in this Agreement, or in any of the documents, certificates or instruments delivered or to be delivered to any other party prior to or after the execution hereof as required or permitted by any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         To induce the Seller to enter into this Agreement and to consummate the sale of the Shares, the Buyer represents, warrants, covenants and agrees as follows:

         4.1      ORGANIZATION AND EXISTENCE:  AUTHORIZATION; ENFORCEABILITY.

         (a) ORGANIZATION OF THE COMPANY; GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease or operate its properties and assets and conduct its business in the manner in which it is currently conducted.. The Buyer has the corporate power and authority, will take all the actions necessary and will obtain all necessary permits and authorizations, if applicable, in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) AUTHORIZATION, ETC The Board of Directors of the Buyer has duly authorized and approved the execution, delivery and performance of this Agreement, and the other agreements and transactions contemplated hereby, and if other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the transactions, contemplated hereby, will be obtained before the Closing Date.

         (c) ENFORCEMENT, ETC. This Agreement is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject, to enforceability, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and general equity principles. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Buyer and any successor of the Buyer by way of reorganization, merger, or consolidation and any assignee of all or substantially all of its business and assets.

         (d) NO CONFLICT. The execution, delivery and performance of this Agreement by the Buyer does not and will not violate or constitute a breach of or default under any legal requirement or order of any governmental entity to which the Buyer is subject or under any agreement or instrument of the Buyer, or to which the Buyer is subject or is a party or by which the Buyer is otherwise bound.

                                    ARTICLE V

                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

         Each and every obligation of the Buyer under this Agreement shall be subject to the satisfaction by the Seller, on or before the Closing Date, of each of the following conditions unless waived in writing by the Buyer:

         5.1 ORDINARY COURSE. From the date hereof until January 29, 1999, unless the prior written consent of the Buyer is first obtained, the Seller will use its best efforts to preserve the value of the Company's assets and the business operations of the Company, to preserve the goodwill of customers and others having business relations with the Company, to maintain its properties in good repair, working order and condition, to comply with all laws applicable to it and the conduct of its business, to keep in force and effect all licenses, permits and authorizations held by the Company necessary or desirable for the conduct of the Company's business, to keep in full force and effect at not less than their present limits, all policies of insurance, and to make no material change in the customary terms and conditions of such insurance policies.

         5.2 NOTICE; REPRESENTATIVE. Seller will promptly give written notice to Buyer upon becoming aware of any event or the impending or threatened occurrence of any event which would cause or constitute a breach of any of its representations and warranties contained or referred to in this Agreement, and will use its best efforts to prevent the same or remedy the same promptly. The Seller shall promptly notify the Buyer of any material change in the normal course of business, operation or properties of the Company, or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or threat of litigation, and shall keep the Buyer fully informed of any and all such events.

         5.3 ACTIONS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the Seller shall (i), take all steps that are within its power to cause to be fulfilled those conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent upon Seller's actions, and (ii) use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and effect the transactions contemplated by this Agreement and not to take any actions which would be adverse to such result. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, Seller shall take, or cause to be taken, all such necessary action. In addition, the Seller and the Company shall at all times cooperate with the Buyer to assist, in obtaining refunds due to the Company as a result of any tax benefits granted to the Company.

         5.4 NON-SOLICITATION. The Seller shall not take any actions to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity in connection with or with respect to an acquisition, combination or similar transaction, involving the Company and/or the Shares or a substantial portion of the assets of the Company, and the Seller will immediately inform the Buyer of the existence of any such inquiry, proposal, expression of interest or offer and shall not, without the prior written consent of the Buyer, furnish any information to or participate in any discussions or negotiations with, any other entity, person or group (other than the Buyer and its agents and representatives) regarding same. Neither the Seller nor the Company shall accept any inquiry, proposal, expression of interest or offer, execute any agreement, or enter into or consummate any transaction with respect to any of the foregoing and the Seller shall take all actions necessary to ensure that the Company does not take any such action.

                                   ARTICLE VI

                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

         Each and every obligation of the Buyer under this Agreement shall be subject to the satisfaction by the Seller and the Company, on or before the Closing Date, of each of the following conditions unless waived in writing by the Buyer:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller and the Company contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by or on behalf of, the Seller or the Company to the Buyer, shall be true and correct when made, and shall be true in all material respects at and as of the Closing Date. The Seller and the Company shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date.

         6.2 CONSENT AND APPROVALS. On or before January 29, 1999, the Seller and/or the Company as the case may be shall have received in writing all required approvals, consents or acquiescence from all governmental and regulatory agencies, secured parties or other third parties with respect to the transactions contemplated by this Agreement.

         6.3 NO PENDING OR THREATENED LEGAL CLAIM. No (i) litigation of any kind shall be pending or threatened; (ii) preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any federal or state governmental or regulatory body; or (iii) statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement, which has or could have a material adverse effect on the business, properties, prospects or condition, financial or otherwise, of the Company, prohibits the consummation of the transactions contemplated by this Agreement, or affects in any way the Seller's right title and interest to the Shares or the Seller's ability to transfer the Shares to the Buyer in accordance with the terms of this Agreement, shall be in effect pending or threatened.

         6.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the operations, the business, the financial condition or prospects of the Company shall have occurred, and no fact shall have arisen which has or reasonably could be expected to have a material adverse effect on the Company, or its properties, assets or the consummation of the transactions contemplated hereby, in each case in the sole and absolute discretion of the Buyer.

         6.5 DUE DILIGENCE. The Seller shall have provided Buyer with access to the Company's business, records and any information which the Buyer deemed necessary, in its sole discretion, to conduct a satisfactory due diligence examination, pursuant to which the Buyer has, among other things, (i) evaluated the Company, its assets and liabilities, (ii) satisfied itself, in its sole and absolute discretion, that the Company's assets were free of all Liens, or in a satisfactory condition to the Buyer, (iii) satisfied itself, in its sole and absolute discretion, that the Company does not have any debts, liabilities or other obligations, whether absolute, contingent or otherwise, which have not been disclosed in writing by the Seller, or are reflected in the Financial Statements, and (iv) satisfied itself, in its sole and absolute discretion, that the Company's licenses, permits and authorizations required for the Company to operate its business are valid. Such due diligence was completed by the Buyer about fifteen (15) days before the execution of this Agreement (the "Due Diligence Period").

         6.6 SHARE CERTIFICATES AND OTHER DOCUMENTS. The Seller shall have delivered to the Buyer stock certificates evidencing the Shares duly endorsed for transfer or accompanied by stock powers duly executed in blank. The Buyer shall have received from the Seller all such other documents and instruments, duly executed where required or appropriate, as it may reasonably request in connection with the transactions contemplated by this Agreement, as set forth in
Section 1.1.

         6.7 OPINION OF SELLER'S COUNSEL. The Seller shall have delivered an opinion of counsel in a form reasonably satisfactory to the Buyer.

         6.8 CORPORATE ACTION. The Company's Board of Directors shall have approved the transactions contemplated by this Agreement if such approval is necessary under the Company's Articles of Incorporation or By-laws.

         6.9 FAIRNESS OPINION. The Company shall have received an opinion from a financial advisor stating that the transactions contemplated by this Agreement are fair to the stockholders of the company from a financial prospective.

         6.10 STOCKHOLDER APPROVAL. The stockholders of the Company shall have approved this Agreement at a meeting of the stockholders or pursuant to a consent solicitation.

                                   ARTICLE VII

                   CONDITIONS TO THE OBLIGATION OF THE SELLER

         Each and every obligation of the Seller under this Agreement shall be subject to the satisfaction by the Buyer, on or before January 29, 1999, of each of the following conditions, unless waived in writing by the Seller:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in Article IV and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by or on behalf of the Buyer to the Seller shall be true and correct when made, and shall be true in all material respects at and as of The Closing Date. The Buyer shall have performed and complied with all agreements, covenants, and conditions and shall have made all deliveries required by this Agreement to be performed prior to the Closing Date.

         7.2 COVENANTS PERFORMED. All of the covenants, terms and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied with and performed.

         7.3 PURCHASE PRICE. The Buyer shall have delivered to the Seller the Purchase Price in accordance with Section 1.1 of this Agreement.

         7.4 FAIRNESS OPINION. The Company shall have received an opinion from a financial advisor stating that the transactions contemplated by this Agreement are fair to the stockholders of the company from a financial prospective.

         7.5 STOCKHOLDER APPROVAL. The stockholders of the Company shall have approved this Agreement at a meeting of the stockholders or pursuant to a consent solicitation.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 OBLIGATIONS OF BUYER. The Buyer agrees to defend, indemnify and hold harmless Seller from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, cost and expenses, including, without limitation, interest, penalties and reasonable attorney's fees and expenses (collectively "Claims"), asserted against, imposed upon or paid, incurred or suffered by Seller as a result of, arising from, in connection with or incident to any material breach or material inaccuracy of any representation, warranty, covenant or agreement of the Buyer in this Agreement or in any document, certificate or other instrument related hereto.

         8.2 OBLIGATIONS OF SELLER. Seller agrees to defend, indemnify and hold harmless the Buyer from, against and in respect of any and all demands, claims actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, cost and expenses, including, without limitation, interest, penalties and reasonable attorney's fees and expenses (collectively "Claims"), asserted against, imposed upon or paid, incurred or suffered by the Buyer as a result of, arising from, in connection with or incident to (i) any breach or inaccuracy of any representation, warranty, covenant or agreement of Seller in this Agreement, or in any document, certificate or other instrument related hereto, (ii) the inability, failure or refusal of Seller to act in good faith in connection with this Agreement, or the transactions, agreements, documents and instruments delivered herewith or contemplated hereby, at any time from the date of this Agreement until the later in time of (a) the Closing Date, or (b) the end of the Due Diligence Period and (c) event which, as of the Closing Date, have not been disclosed to the Buyer in writing.

         8.3 INDEMNIFICATION PROCEDURE. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnification hereunder is referred to as the "Indemnified Party". An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement. As to any claim by a third party, the Indemnified Party, participate in the defense, compromise or settlement of any such matter through the Indemnified Party's own attorneys and at the Indemnifying Party's own expense; each of the Indemnifying Party and the Indemnified Party shall provide such cooperation and such reasonable access to its books, records and properties as the other party shall reasonable request with respect to any such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. The Buyer may setoff against the amount of any other payments due to Seller hereunder or otherwise, including, without limitation, the Note, and any and all amounts, due to the Buyer pursuant to any and all claims that the Buyer may have against Seller hereunder including, without limitation, with respect to the indemnification of the Buyer hereunder by Seller.

         An Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

         In a case where responsibility for a matter giving rise to a claim for indemnification is shared by the parties, any of the parties may elect to relieve the other of its obligations of indemnification with respect to such matter and, subject to the provisions of this section, such electing party may thereupon assume full control of the resolution of such matter. If such election is not made, control shall also be shared.

                                   ARTICLE IX

                       SURVIVAL OF TERMS; REPRESENTATIONS

         9.1 SURVIVAL. The representations and warranties contained herein shall be true and correct as of January 29, 1999 as though such representations and warranties were made at and as of the Closing Date. All of these representations and warranties shall survive the consummation of all of the transactions contemplated by this Agreement.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 BINDING AGREEMENT. This Agreement may not be transferred, assigned, pledged or hypothecated all or in part by any party hereto without the prior written consent of all the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest. No other person shall acquire or have any right under or by virtue of this Agreement.

         10.2 GOVERNING LAW. This Agreement, the rights and obligations of the parties, and any other claims or disputes relating in anyway thereto will be governed by and construed in accordance with the laws of the State of Florida.

         10.3 COUNTERPARTS, HEADINGS, ETC. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein are for convenience of reference only and shall not be deemed a part of this Agreement.

         10.4 NOTICES. Any notice or other communication required or permitted hereunder shall be deemed validly given, made or served if in writing and if delivered in person or sent by facsimile transmission or registered or certified mail to the intended recipient at the following address or to such other address or number as shall be furnished in writing by any such party to the other:

         If to the Seller:                Antonio Echeverria
                                                   Ternerina
                                                 Hatillo Centro, de la Unidad
                                                 Sanitaria 500 metros al este.

         If to the Buyer:                 Calixto Chaves
                                                 95 Merrick Way,
                                                 Suite 507,
                                                 Coral Gables,
                                                 Florida, 33134

         10.5 AMENDMENT; SEVERABILITY: This Agreement may be amended only by an agreement in writing signed by the parties hereto. In case any provision of this Agreement shall be held invalid, illegal or unenforceable by any court the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.

         10.6 ARBITRATION. Any dispute arising in connection with this Agreement shall be exclusively settled by binding arbitration in the Spanish language in Miami, Florida, in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce (the "Rules of Arbitration"). Notwithstanding any provision in the Rules of Arbitration, the arbitration panel at any such arbitration proceeding shall consist of three arbitrators. One arbitrator will be designated by Buyer, another arbitrator will be designated by Seller and the third arbitrator will be a person mutually agreed upon by Buyer and Seller. The arbitration panel shall render its decision in writing, and such written decision and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding and confirmation and enforcement of the awards so on the parties to the arbitration proceeding and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof. Each of Buyer and Seller hereby irrevocably submits to the jurisdiction of any such court for purposes of enforcement of the arbitration panel's decision.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            Seller:

                                            By: /s/ Antonio Echeverria
                                            ------------------------------------
                                            Antonio Echeverria
                                            President
                                            Comercial Angui, S.A.

                                            By: /s/ Calixto Chaves
                                            ------------------------------------
                                            Calixto Chaves
                                            President
                                            Costa Rica International, Inc.

                               RICA FOODS, INC.
              CONSENT OF STOCKHOLDERS TO ACTION WITHOUT A MEETING
         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Rica Foods, Inc. (the "Company"), hereby consents, without prior notice and without a vote or meeting of stockholders, with respect to all those shares of Common Stock, $0.001 par value, of the Company which the undersigned holds, to (i) the approval and adoption of the Stock Purchase Agreement, dated September 28, 1998, and amended on November 9, 1998, between the Company and Inversiones La Ribera, S.A., providing for the acquisition by the Company of the remaining outstanding shares of capital stock of Corporacion Pipasa, S.A. (the "Pipasa Agreement") and (ii) the approval and adoption of the Stock Purchase Agreement, dated September 28, 1998, and amended on November 9, 1998, between the Company and Commercial Angui, S.A., providing for the acquisition by the Company of the remaining outstanding shares of capital stock of Corporacion As de Oros, S.A. (the "As de Oros Agreement"), as both are more fully described in the Company's Consent Solicitation Statement dated December 4, 1998 (receipt of which is hereby acknowledged).

     [x]   Please mark consent as in this example.

     THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RICA FOODS, INC.

1. APPROVE AND ADOPT THE PIPASA AGREEMENT

     CONSENT [ ]     CONSENT WITHHELD [ ]

2. APPROVE AND ADOPT THE AS DE OROS AGREEMENT

     CONSENT [ ]     CONSENT WITHHELD [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)


     Please date and sign exactly as your name or names appear hereon. If more than one owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

     A consent executed by a stockholder may be revoked in writing at any time prior to the time that consents sufficient to approve the Pipasa Agreement and the As de Oros Agreement have been received by the Company, or, if earlier, December 28, 1998.


                                   Date:________________________________________



                                   _____________________________________________
                                   Signature




                                   _____________________________________________
                                   Signature